AGREEMENT AND PLAN OF MERGER

by and among

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION,

ENZO MERGER SUB, INC.,

FRANCIS DAVID CORPORATION D/B/A ELECTRONIC MERCHANT SYSTEMS

THE STOCKHOLDERS OF SELLER

and

REPRESENTATIVE

Dated as of July 6, 2012

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(continued)

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(continued)

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(continued)

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Page

Section 10.10.	Entire Agreement	76

Section 10.11.	Severability	76

Section 10.12.	Specific Performance	76

Section 10.13.	Waiver of Jury Trial	76

Section 10.14.	Failure or Indulgence not Waiver	76

Section 10.15.	Amendments	77

Section 10.16.	Conflicts and Privilege	77

Annexes

Annex A	List of Stockholders
Annex B	Stockholder Allocation

Exhibits

Exhibit A	Employment Agreements
Exhibit B	Restrictive Covenant Agreement
Exhibit C	Certificate of Merger
Exhibit D	Waiver and Release
Exhibit E	Registration Rights Agreement
Exhibit F	Sample Working Capital Calculation
Exhibit G	Escrow Agreement
Exhibit H	Unit Purchase Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of July 6, 2012 and is among UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION, a Delaware corporation (“Parent”), ENZO MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), FRANCIS DAVID CORPORATION, an Ohio corporation (“Seller”), and the stockholders of Seller listed on Annex A (collectively, the “Stockholders” and together with Seller, the “Seller Agreement Parties”) and JAMES WEILAND, as representative of the Stockholders (the “Representative”).

WHEREAS, Seller is engaged in the business of providing payment processing services and related products and services to businesses (collectively, the “Business”);

WHEREAS, the parties intend to effect the merger of Merger Sub with and into Seller (the “Merger”), with Seller continuing as the surviving entity following the Merger;

WHEREAS, immediately following the Merger, Seller will acquire all of the outstanding interests in BizFunds pursuant to that certain Unit Purchase Agreement, dated as of the date hereof, by and between Seller, James Weiland Revocable Trust dated July 17, 2002, James Weiland, Trustee and Daniel J. Neistadt in the form attached as Exhibit H hereto (the “Unit Purchase Agreement”);

WHEREAS, the respective boards of directors or other governing bodies of Parent, Merger Sub and Seller have approved the form, terms, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, (ii) resolved to submit this Agreement to the stockholders of Parent for their approval, and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby by the stockholders of Parent;

WHEREAS, concurrently with this Agreement, (i) the Key Employees have entered into the employment agreements attached as Exhibit A hereto and (ii) James Weiland has entered into the restrictive covenant agreement attached as Exhibit B hereto;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.          Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“401(k) Plan” has the meaning set forth in Section 7.6(d).

“Accounting Firm” means KPMG LLP.

“Active Stockholders” means James Weiland and each of the Key Employees.

“Additional Indemnification Matters” has the meaning set forth in Section 9.2(a)(iv).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made; provided, however, that for purposes of this Agreement, Parent and its Subsidiaries, on the one hand, and Seller and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger.

“Ancillary Agreements” means the Key Employment Agreements, the restrictive covenant agreement with James Weiland, the Registration Rights Agreement, the Unit Purchase Agreement and the Escrow Agreement.

“Annual Statements of Operations” has the meaning set forth in Section 4.5(a).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Assets” has the meaning set forth in Section 4.7(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(d).

“Balance Sheets” has the meaning set forth in Section 4.5(a)

“Basket Amount” has the meaning set forth in Section 9.5(a).

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by the Seller or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Seller or under which the Seller or any ERISA Affiliate have any liability.

“BizFunds” means BizFunds, LLC, an Ohio limited liability company.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Material Adverse Effect” means a material and adverse effect on the business, properties, assets and liabilities (taken as a whole), financial condition or results of operations of Seller, or the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that any such adverse effect arising out of: (a) general economic, business, political or social conditions (or changes therein), including in respect of interest or currency rates, the financial or capital markets or any business in which Seller operates, (b) any act of terrorism, military action or the escalation thereof, (c) changes in applicable Law (or interpretations thereof) after the date hereof, (d) changes in GAAP (or interpretations thereof) after the date hereof, (e) failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance (provided, that any underlying circumstance or event, excluding circumstances or events that are described in (a), (b), (c), (d), (f) or (g) of this definition, contributing to such failure may itself or in combination with other circumstances or events constitute a Business Material Adverse Effect), (f) actions required to be taken pursuant to this Agreement or taken with Parent’s consent and (g) the public announcement of the transactions contemplated by this Agreement, shall not constitute or be deemed to constitute a Business Material Adverse Effect and otherwise shall not be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur; provided, however, that with respect to the immediately preceding clauses (a) through (d), such circumstance or event does not have a materially disproportionate impact on Seller relative to other Persons participating in the industry in which Seller operates.

“Business” has the meaning set forth in the recitals.

“Business Registered Intellectual Property” has the meaning set forth in Section 4.11(a).

“Cap” has the meaning set forth in Section 9.5(a).

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (including bank account balances, marketable securities and short term investments) calculated in accordance with GAAP.

“Cash Merger Consideration” means $60,000,000, plus the Estimated Closing Net Working Capital Adjustment (which may be a negative number), plus the Estimated Closing Cash, minus the Estimated Closing Indebtedness, minus the Reserve Amount, minus any amounts paid by the Surviving Entity pursuant to the Unit Purchase Agreement, as adjusted herein.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change of Control” means (a) the sale, lease, license, distribution, dividend or transfer, in one or a series of related transactions, of 50% or more of the assets of such Person and its subsidiaries taken as a whole, to a Person; or (b) a merger, consolidation or other business combination of such Person (or any subsidiary or subsidiaries that alone or together represent all or substantially all of such Person’s consolidated business at that time) or any successor or other entity holding all or substantially all of the assets of such Person and its Subsidiaries that results in the stockholders of such Person (or such subsidiary or subsidiaries) or any successor or other entity holding all or substantially all of the assets of such Person and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions holding, directly or indirectly, less than 50% of the voting power of such Person (or such subsidiary or subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions.

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means the Net Cash Amount immediately prior to giving effect to the Closing minus the Required Cash.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Merger Consideration” means, collectively, the Cash Merger Consideration and the Common Stock Merger Consideration.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar applicable state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” means an aggregate of 3,333,333 shares of Parent Common Stock.

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contingency Cash Merger Consideration” has the meaning set forth in Section 2.9(a).

“Contingency Merger Consideration” has the meaning set forth in Section 2.9(b).

“Contingency Stock Merger Consideration” has the meaning set forth in Section 2.9(b).

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Deferred Merger Consideration” has the meaning set forth in Section 2.7(a).

“Deferred Merger Consideration Letter of Credit” has the meaning set forth in Section 6.14.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Disclosure Schedule” means the Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.8(d)

“Disputed Items” has the meaning set forth in Section 2.8(d)

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Contracts” has the meaning set forth in Section 4.23.

“EMS Designee” has the meaning set forth in Section 6.22.

“Encumbrances”  means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, right of first refusal, restriction, option, title defect or other similar encumbrance of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of debt (including, without limitation, any Tax) or the performance of an obligation.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Environmental Permits” has the meaning set forth in Section 4.15(a)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Seller entity under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.7(b).

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” means an Escrow Agreement by and between Parent, the Representative and the Escrow Agent in the form attached hereto as Exhibit G.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.8(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.8(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.8(a).

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2.8(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Seller Equity” has the meaning set forth in Section 4.4.

“Expenses” has the meaning set forth in Section 8.4(b).

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Financing” has the meaning set forth in Section 6.14.

“Final Adjustment” has the meaning set forth in Section 2.8(f).

“Final Closing Statement” has the meaning set forth in Section 2.8(c).

“Final Determination” has the meaning set forth in Section 2.8(e).

“Financial Information” has the meaning set forth in Section 4.5(b).

“GAAP” means generally accepted accounting principles as in effect in the United States at the time of the preparation of the relevant financial statement.

“Governmental Action/Filing” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance, and other similar permit or right obtained from any Government Authority and all pending applications therefor.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Reform Law” has the meaning set forth in Section 4.16(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” means the notification and report form required under the HSR Act to be filed with the United States Federal Trade Commission and the Antitrust Division in connection with the transactions contemplated by this Agreement.

“Indebtedness” without duplication, means all principal, interest, premiums or other obligations related to (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), including any earn-out, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) all obligations as lessee or lessees under leases that are required to be recorded as capital leases under GAAP (except for Indebtedness set forth on Section 1.1(c) of the Disclosure Schedule) (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than trade accounts payable in the ordinary course of business and consistent with past practice), (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (g) guaranteed directly or indirectly in any manner, or in effect guaranteed directly or indirectly through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, (i) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (h) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned (including accounts and contract rights), even though such Person has not assumed or become liable for the payment of such Indebtedness, (j) all accrued but unpaid interest (or interest equivalent) to the date of determination, any fees and expenses due and all prepayment premiums or penalties, related to any items of Indebtedness of the type referred to in the immediately preceding clauses (a) through (i), (k) all accrued but unpaid Taxes with respect to a taxable period, which, as of the Closing Date, are not yet required to be paid and (l) any Transaction Expenses; provided, however, that amounts owed to independent agents as a result of fee splitting or residual payment agreements entered into in the ordinary course of business shall not be considered Indebtedness.

“Indemnifiable Taxes” means, without duplication, any and all Tax liabilities with respect to the Seller Entities, their assets or operations that are (i) attributable to any taxable period ending on or before the Closing Date or (ii) attributable to the portion of a Straddle Period treated as ending with the Closing Date. With respect to clause (a)(ii) of this definition, the Taxes attributable to the portion of a Straddle Period treated as ending with the Closing Date shall (x) in the case of Taxes that are either based upon or related to income or receipts or imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) other than Transfer Taxes, be deemed equal to the amount that would be payable if the taxable year ended at the end of the day on the Closing Date, except that Tax Returns properly covered by Treasury Regulation section 1.1502-76(b)(1)(ii)(A)(2) or any other similar state Law shall not be treated as Tax Returns relating to taxable periods that begin before but do not end on the Closing Date and (y) in the case of Taxes (other than those described in clause (x)) imposed on a periodic basis with respect to the business or assets of Seller or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending before the Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period. For purposes of clause (x) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in accordance with clause (y) of the preceding sentence.

“Indemnified Party” means the party entitled to indemnification pursuant to ARTICLE IX.

“Indemnifying Party” means the party required to indemnify the other party pursuant to ARTICLE IX.

“Indemnity Claim” has the meaning set forth in Section 9.3(a).

“Initial Adjustment” has the meaning set forth in Section 2.8(b)

“Insurance Policies” has the meaning set forth in Section 4.21.

“Intellectual Property” means all rights arising anywhere in the world in or under: registered and unregistered trademarks and applications for registration of same, service marks, trade names, logos, slogans, trade dress, domain names and other indicators of source (and all goodwill associated with any of the foregoing); copyrights, copyright registrations and applications for copyright registration, including any copyrights arising in computer software or corollary database rights, and mask work rights; patents, patent applications (including all reissues, divisions, continuations, continuations in part and extensions thereof); inventions, invention disclosures, trade secrets, formulae, processes, methodologies, know-how and any other intellectual property or proprietary rights and any licenses related to any of the foregoing.

“Interim Balance Sheets” has the meaning set forth in Section 4.5(b).

“Interim Financials” has the meaning set forth in Section 4.5(b).

“Key Employee Agreement” means each employment agreement with the Key Employees.

“Key Employees” means each of Daniel Neistadt and Paul O’Neil.

“Law” means any law, statute, directive, ordinance, regulation, rule, writ, judgment, order, decree or other regulation or legal requirement (including common law) of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.9(a).

“Leases” has the meaning set forth in Section 4.9(a).

“Legal Proceeding” means any judicial, administrative or arbitral action, complaint, suit, mediation, investigation, proceeding or claim (including counterclaim) by or before a Governmental Authority.

“Losses” means actual losses, claims, damages, settlements, judgments, awards, fines, fees (including reasonable attorneys’ fees), charges, liabilities, penalties and costs and expenses (including reasonable costs of investigation, remediation or other response actions) of any nature, but excluding incidental, consequential or punitive damages or any liability for lost profits or the like or any liability based on multiple of profits, multiple of cash flows or similar valuation methodology.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means, collectively, the Cash Merger Consideration, the Common Stock Merger Consideration, the Contingency Stock Merger Consideration and the Deferred Merger Consideration.

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Net Cash Amount” means, as of any date, the aggregate amount of Seller Entities’ Cash and Cash Equivalents on hand or in bank accounts as of such date minus the aggregate amount of outstanding and unpaid checks issued by the Seller Entities as of such date.

“Net Working Capital” means the amount (which may be a negative or positive number) of the difference between (a) all current assets of the Seller Entities (including, without limitation, deposits and other credits not accounted for as Cash, accounts receivable, inventory, prepaid expenses, the current portion of investments in capitalized leases where any Seller Entity is the lessor, the current portion of deferred equipment costs under Seller’s terminal placement program and the current portion of notes receivable but not the Net Cash Amount), and (b) all current liabilities of the Seller Entities (including, without limitation, the current portion of capital lease liability, accounts payable and accrued expenses or other debits and the current portion of deferred revenue), in each case, determined on a consolidated basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Interim Balance Sheets and excluding current and deferred tax assets and liabilities. The accounts receivable and deferred revenue of BizFunds shall be treated as current hereunder.

“Notice Period” has the meaning set forth in Section 9.3(b).

“OGCL” means the General Corporation Law of the State of Ohio, as amended from time to time.

“Organizational Documents” has the meaning set forth in Section 2.3.

“Other Filings” has the meaning set forth in Section 6.8(a).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Founders” means, collectively, Bipin C. Shah and Peter Davidson.

“Parent Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Parent Preferred Stock” has the meaning set forth in Section 5.7(a).

“Parent SEC Documents” has the meaning set forth in Section 5.6(a).

“Parent Stockholder Approval” has the meaning set forth in Section 6.8(a).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.8(a).

“Parent’s Knowledge” means the actual knowledge of the individuals, after due inquiry, of the individuals set forth in Section 1.1(a) of the Disclosure Schedule.

“Parent’s Organizational Documents” means the restated certificate of incorporation and amended and restated by-laws of Parent, as may be amended from time to time.

“Payoff Letters” has the meaning set forth in Section 6.15.

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the business of Seller and all pending applications therefor.

“Permitted Encumbrances” means (a) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (b) Encumbrances for Taxes and other government charges and assessments not yet due and payable, (c) landlords’, lessors’, warehousemens’, employees’, materialmens’, mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet due and payable, (d) Encumbrances arising under original purchase price, conditional sales contracts and equipment leases with third-parties, in each case solely to the extent set forth on Schedule 1.1(d) of the Disclosure Schedule, (e) Encumbrances and other similar restrictions of record with respect to the Leased Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and do not materially interfere with the present use of the Leased Real Property, (f) Encumbrances securing Indebtedness to be repaid and released in connection with the Closing (g) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (h) Encumbrances resulting from fee splitting or residual payment agreements entered into with independent agents in the ordinary course of business and (i) restrictions placed on deposits held by third parties relating to bank card processing.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Post Execution Parent Fees and Expenses” has the meaning set forth in Section 10.4.

“Pre-Closing Losses” has the meaning set forth in Section 6.19(b).

“Pre-Closing Tax Return” has the meaning set forth in Section 6.21.

“Press Release” has the meaning set forth in Section 6.9.

“Prior Period Returns” means Tax Returns required or permitted to be filed for taxable periods that end on or prior to the Closing Date.

“Prospectus” has the meaning set forth in Section 6.10.

“Proxy Statement” has the meaning set forth in Section 6.8(a).

“Registration Rights Agreement” means a Registration Rights Agreement by and between Parent and the Stockholders in the form attached hereto as Exhibit E.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” has the meaning set forth in the recitals.

“Required Cash” means a Net Cash Amount equal to $1,500,000.

“Reserve Amount” means $500,000.

“Restricted Period” has the meaning set forth in Section 6.12.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Agreement Party” has the meaning set forth in the preamble.

“Seller Entities” means, collectively, Seller, BizFunds and each Subsidiary of such entities.

“Seller Fundamental Representations” has the meaning set forth in Section 9.1(a)(i).

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Seller’s Knowledge” means the actual knowledge of the individuals set forth in Section 1.1(b) of the Disclosure Schedule.

“Shareholders’ Agreement” means that certain Close Corporation and Shareholders’ Agreement dated January 26, 1999 by and among Seller and the Shareholders.

“Stock Restriction Agreements” means, collectively, (i) the Stock Restriction Agreement dated December 19, 2008 by and between Seller and Daniel Neistadt and (ii) the Stock Restriction Agreement dated December 30, 2011 by and among Seller, Paul Augustin O’Neil Revocable Trust U/A/D August 20, 2002 and Paul O’Neil.

“Stockholder Allocation” has the meaning set forth in Section 2.7.

“Stockholders” has the meaning set forth in the preamble.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means $1,500,000.

“Tax” means (a) any and all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes or other taxes, fees, assessments, or charges in the nature of taxes, together with any interest, penalty or additions to tax or additional amounts, whether disputed or not, in each case imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis), or (b) any liability in respect of Taxes described in the immediately preceding clause (a) that is payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise. The definition of “Tax” includes any interest, penalties, additions to tax or additional amounts that relate to taxes for any period, or a portion of any period, ended on or before the Closing Date, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

“Tax Contest” has the meaning set forth in Section 6.22.

“Tax Return” means any return, report, information return or other document (including any related or supporting information), including any schedule or attachment thereto, including any amended Tax Return or declaration of estimated Tax, filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

“Terminating Agreements” means the Shareholders’ Agreement and the Stock Restriction Agreements.

“Territory” shall mean the United States.

“Third Party Claim” has the meaning set forth in Section 9.3(b).

“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Form 8-K” has the meaning set forth in Section 6.9.

“Transaction Expenses” means the aggregate amount of all expenses incurred on or before the Closing and payable by the Seller to third parties and incurred in connection with the preparation, execution and consummation of the transactions contemplated by this Agreement, including, but not limited to: (i) fees and disbursements of attorneys, accountants financial advisors and other advisors and service providers (including, without limitation, any broker, finder or similar fee due or payable to any Person), and (ii) any sale bonus, stay bonus, retention bonus, change in control bonus or similar bonus, in each case which becomes payable in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that Post Execution Parent Fees and Expenses shall not be deemed to be Transaction Expenses and shall be paid by Parent in accordance with Section 10.4 hereof.

“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable in connection with the Merger pursuant to this Agreement.

“Transferred Employees” means the employees of Seller as of the Effective Time.

“Trust” has the meaning set forth in Section 10.8.

“Trust Account” has the meaning set forth in Section 6.10.

“Trust Account Claim” has the meaning set forth in Section 6.10.

“Unit Purchase Agreement” has the meaning set forth in the recitals.

“Unresolved Items” has the meaning set forth in Section 2.8(e).

“Updated Schedules” has the meaning set forth in Section 6.19.

“Voting Matters” has the meaning set forth in Section 6.8(a).

“Warrant Redemption” has the meaning set forth in Section 2.9(a).

“Year-End Balance Sheets” has the meaning set forth in Section 4.5(a).

“Year-End Financial Statements” has the meaning set forth in Section 5.5(a).

Section 1.2.          Interpretation.

(a)          References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b)          A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c)          References to “$” or “dollars” refer to lawful currency of the United States.

(d)          Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e)          The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” means “including without limitation”).

(f)          Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(g)          Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(h)          The term “foreign” means non-United States.

ARTICLE II

THE MERGER

Section 2.1.          The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall, pursuant to the provisions of the DGCL, be merged with and into Seller and the separate corporate existence of Merger Sub shall thereupon cease in accordance with the provisions of the DGCL. Seller shall be the surviving entity in the Merger and shall continue to exist as a wholly owned Subsidiary of Parent (the “Surviving Entity”). The Merger shall have the effects specified in the DGCL.

Section 2.2.          Certificate of Merger. On the Closing Date, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) to be properly executed and filed in accordance with the relevant provisions of the DGCL and OGCL, as applicable, and shall make or cause to be made all other filings or recordings required under the DGCL and the OGCL. The Merger shall be effective at the time and on the date set forth in the Certificate of Merger filed with respect thereto in accordance with the DGCL and the OGCL (the “Effective Time”).

Section 2.3.          Organizational Documents. Except to the extent amended pursuant to the applicable Certificate of Merger, the articles of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time (collectively, the “Organizational Documents”) shall be the articles of incorporation and bylaws of the Surviving Entity and shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DGCL.

Section 2.4.          Officers. The officers of Seller immediately prior to the Effective Time shall be the officers of the Surviving Entity and will hold office in accordance with the Organizational Documents until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the Organizational Documents and otherwise in accordance with applicable Law.

Section 2.5.          Board of Directors. The board of directors of Merger Sub immediately prior to the Effective Time shall be the board of directors of the Surviving Entity and will hold office in accordance with the Organizational Documents until the earlier of its dissolution or until its successor is duly selected and qualified in the manner provided in the Organizational Documents and otherwise in accordance with applicable Law.

Section 2.6.          Effect of Merger on Equity Interests in Seller.

(a)          At the Effective Time, all of the equity interests of Seller that were issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Seller or the Stockholders, be cancelled and automatically deemed for all purposes to represent the right to receive the Merger Consideration, and, except as otherwise provided herein, each Stockholder shall cease to have any other rights in and to Seller with respect thereto. From and after the Effective Time, any certificate representing interests in the Seller shall be deemed for all purposes to represent the right to receive the Merger Consideration, into which such Existing Seller Equity represented thereby was exchanged in accordance with this Agreement without surrender or exchange of such certificate.

(b)          Parent or Merger Sub or anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Merger Consideration, Contingency Merger Consideration or Deferred Merger Consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of any such payment under any applicable Tax law, unless Parent, Merger Sub or the Person acting on their behalf has received from the recipient of such payment satisfactory documentation establishing an exemption from such withholding Tax. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable Tax law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.7.          Merger Consideration.

(a)          On the Closing Date, as promptly as practicable after the Effective Time, Parent shall cause the Closing Date Merger Consideration to be paid or issued to the Stockholders in accordance with the terms and conditions of this Agreement and the allocation of the Merger Consideration set forth on Annex B hereto (the “Stockholder Allocation”). Additionally, on the 18 month anniversary of the Closing Date, Parent shall cause $10,000,000 in cash (the “Deferred Merger Consideration”) to be paid to the Stockholders in accordance with the terms and conditions of this Agreement and the allocation provided by the Representative prior to such 18 month anniversary.

(b)          To secure payment of the Deferred Merger Consideration, at the Closing Parent shall deposit $10,000,000 in cash into an escrow account (the “Escrow Account”) with the Escrow Agent, and Parent, the Representative and the Escrow Agent shall enter into the Escrow Agreement to govern the holding, investment, reinvestment and release of the assets held in the Escrow Account. The assets held in the Escrow Account shall be held as a trust fund and shall not be subject to any Lien, trustee process or other judicial process of any creditor of Parent. Parent shall be solely responsible for any fees and costs of the Escrow Agent.

(c)          From and after the date hereof and until the Effective Time, the Common Stock Merger Consideration and the Contingency Stock Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), cash dividend, reorganizations, recapitalizations, reclassifications, combinations, exchanges or other like change with regard to the Parent Common Stock.

Section 2.8.          Cash Merger Consideration Adjustment.

(a)          At the Closing, the Cash Merger Consideration shall be subject to adjustment based on (i) the estimated Net Working Capital as of the close of business on the Closing Date, immediately prior to giving effect to the Closing (the “Estimated Closing Net Working Capital”), (ii) the estimated Closing Cash as of the close of business of the Closing Date, immediately prior to giving effect to the Closing (the “Estimated Closing Cash”) and (iii) any Indebtedness of the Seller Entities that has not been paid as of the close of business on the Closing Date, immediately prior to giving effect to the Closing (the “Estimated Closing Indebtedness”). A sample calculation of Estimated Net Working Capital is set forth on Exhibit F attached hereto. A written statement (the “Estimated Closing Statement”) setting forth (i) a balance sheet of the Seller Entities as of the close of business on the Closing Date, immediately prior to giving effect to the Closing, prepared in accordance with GAAP applied on a basis consistent with the Interim Balance Sheets, and (ii) the Seller’s calculations of (x) the Estimated Closing Net Working Capital, (y) the Estimated Closing Cash and (z) the Estimated Closing Indebtedness, shall be provided by Seller to the Parent no later than the close of business of the fifth (5th) Business Day preceding the Closing Date. The Estimated Closing Statement, and all components thereof, shall be prepared in accordance with GAAP applied on a basis consistent with the Interim Balance Sheets. Parent shall be entitled to review, comment on and request reasonable changes to the Estimated Closing Statement and Seller shall provide Parent and its representatives with reasonable access following prior notice, to the books and records of the Seller Entities that relate to the Estimated Closing Statement prior to the Closing Date in connection with such review. Seller shall accept reasonable changes proposed by Parent in good faith. If the parties are unable to reach agreement on any of the proposed changes, the Estimated Closing Statement (and the components thereof) as prepared by Seller shall control solely for purposes of the payments to be made at Closing and shall not limit or otherwise affect Parent’s remedies under this agreement or otherwise constitute an acknowledgement by Parent of the accuracy of the estimate.

(b)          If the Estimated Closing Net Working Capital is less than the Target Net Working Capital, the Cash Merger Consideration payable at the Closing shall be reduced by an amount equal to such deficiency. If the Estimated Closing Net Working Capital is greater than the Target Net Working Capital, the Cash Merger Consideration payable at the Closing shall be increased by such excess. The adjustment made pursuant to the two immediately preceding sentences is referred to herein as the “Estimated Net Working Capital Adjustment.” The adjustment made to Cash Merger Consideration in this paragraph (b) and based on the Estimated Closing Indebtedness is referred to herein as the “Initial Adjustment” and shall be subject to subsequent adjustment as provided in paragraphs (c), (d) and (e) below.

(c)          Within 45 days after the Closing Date, the Surviving Entity shall prepare or cause to be prepared, at its own expense, and deliver to the Representative together with all work papers and back-up materials relating thereto, a written statement setting forth (i) a balance sheet of the Seller Entities as of the close of business on the Closing Date, immediately prior to giving effect to the Closing, prepared in accordance with GAAP applied on a basis consistent with the Interim Balance Sheets, and (ii) the Surviving Entity’s final calculations of (y) the Estimated Closing Net Working Capital and (z) the Estimated Closing Indebtedness (together with the balance sheet referred to in clause (i) above and the statement in clause (ii) above, the “Final Closing Statement”).

(d)          During the 30-day period immediately following the Representative’s receipt of the Final Closing Statement, the Representative will be permitted to review, during normal business hours and upon reasonable notice, the Surviving Entity’s books and records and the working papers related to the preparation of the Final Closing Statement. The Final Closing Statement (including the determinations included therein) will become final, binding and conclusive upon the Surviving Entity and the Representative (a) on the 30th day following the Representative’s receipt thereof, unless the Surviving Entity receives from the Seller prior to such 30th day written notice of the Representative’s disagreement (a “Dispute Notice”) with any account or determination set forth in the Final Closing Statement or (b) on such earlier date as the Representative notifies the Surviving Entity that it does not dispute the Final Closing Statement. Any Dispute Notice will specify in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”). The Dispute Notice shall be limited to disputes or objections based on mathematical errors or based on the final calculations contained in the Estimated Closing Net Working Capital, the Estimated Closing Cash and the Estimated Closing Indebtedness not being calculated in accordance with the terms hereof. If the Representative timely delivers a Dispute Notice, then the determination of the Cash Merger Consideration (in accordance with the resolution described in clause (x) or (y) below, as applicable) will become final, binding and conclusive upon the Surviving Entity and the Representative on the first to occur of (x) the date on which the Surviving Entity and the Representative resolve in writing all differences they have with respect to the Disputed Items or (y) the date on which all of the Disputed Items that are not resolved by the Surviving Entity and the Representative in writing are finally resolved in writing by the Accounting Firm in accordance with Section 2.8(e). The Representative shall be deemed to have agreed with all amounts and items contained in the Final Closing Statement to the extent such amounts and items are not raised in the Dispute Notice.

(e)          During the 30 days following delivery of a Dispute Notice, the Surviving Entity and the Representative will seek in good faith to resolve in writing any differences that they have with respect to all of the Disputed Items. Any Disputed Item resolved in writing by the Surviving Entity and the Representative will be deemed final, binding and conclusive on Parent and the Representative. If the Surviving Entity and the Representative do not reach agreement on all of the Disputed Items during such 30-day period (or such longer period as they shall mutually agree), then at the end of such 30-day (or longer) period the Surviving Entity and the Seller will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to the Accounting Firm to review and resolve such matters. The parties shall instruct the Accounting Firm (i) not to assign a value to any item in dispute greater than the greatest value or lower than the lowest value assigned by the Surviving Entity or the Representative, (ii) to make a final determination (the “Final Determination”) not later than 30 calendar days following submission of the Unresolved Items to the Independent Accounting Firm and (iii) to otherwise make its determination consistent with the terms of this Agreement. The Accounting Firm will act as an expert and not an arbitrator in conducting its services and may consider only those items which the Representative and Parent are unable to resolve. The Accounting Firm’s determination shall be based solely on written submissions of the Representative and Parent (i.e., not on an independent review). The Final Determination will be final, binding and conclusive on the Surviving Entity and the Representative, effective as of the date the Accounting Firm’s written determination is received by the Surviving Entity and the Representative. Each party will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Accounting Firm shall be allocated between the Representative (on behalf of the Stockholders in accordance with their respective Stockholder Allocation), on the one hand, and Parent, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For illustrative purposes only, if Parent contests $500 of the Estimated Closing Net Working Capital claimed by the Representative, and if the Accounting Firm ultimately resolves the dispute by awarding the Stockholders $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to Parent and 40% (i.e., 200 ÷ 500) to the Representative (on behalf of the Stockholders in accordance with their respective Stockholder Allocation).

(f)          Upon the determination, in accordance with Sections 2.8(c), (d) and (e) above, of the Final Closing Statement and any Final Determination made, the Cash Merger Consideration shall be recalculated using the amounts so determined pursuant to Sections 2.8(c), (d) and (e) above in lieu of the amounts used in the Initial Adjustment. The adjustment, if any, made pursuant to this paragraph (f) is referred to herein as the “Final Adjustment.” If the Cash Merger Consideration as adjusted pursuant to the Final Adjustment is greater than the Cash Merger Consideration as adjusted pursuant to the Initial Adjustment, then Parent shall pay or cause to be paid the amount of such excess to the Representative for distribution among the Stockholders in accordance with the Stockholder Allocation, such payment to be made in cash or same-day funds within three (3) Business Days after determination of the Final Adjustment. If the Cash Merger Consideration as adjusted pursuant to the Final Adjustment is less than the Cash Merger Consideration as adjusted pursuant to the Initial Adjustment, then the amount of such deficiency shall be set off against the Deferred Merger Consideration.

Section 2.9.          Contingency Merger Consideration. In addition to the Closing Date Merger Consideration payable pursuant to Section 2.7 above, the Stockholders shall be entitled to receive:

(a)          $5,000,000 in cash (the “Contingency Cash Merger Consideration”), if on or prior to the fifth anniversary of the Closing Date (the “Forfeiture Date”), Parent becomes entitled to consummate a redemption of any of the warrants issued in connection with Parent’s initial public offering (the “Warrant Redemption”); and

(b)          1,666,666 shares of Parent Common Stock (the “Contingency Stock Merger Consideration” and, together with the Contingency Cash Merger Consideration, the “Contingency Merger Consideration”) if on or prior to the Forfeiture Date the Warrant Redemption occurs;

provided, that on the Forfeiture Date, to the extent that the Stockholders have not become entitled to any portion of the Contingency Stock Merger Consideration pursuant to this Agreement, the shares of Parent Common Stock representing such portion of the Contingency Stock Merger Consideration shall be forfeited and cancelled by Parent; provided further, that if at any time prior to the Forfeiture Date Parent enters into a binding agreement that would result in a Change of Control of Parent if the transactions contemplated thereby were consummated, the Contingency Merger Consideration shall become payable upon the consummation of such Change of Control transaction and each of the Stockholders shall be entitled to receive the Contingency Merger Consideration in accordance with the Stockholder Allocation. The Contingency Cash Merger Consideration earned and payable shall be paid within two (2) Business Days to the Representative to be distributed among the Stockholders. Parent shall deliver or arrange to be delivered certificates representing the Contingency Stock Merger Consideration, within five (5) Business Days of it being earned and payable, to each Stockholder in accordance with the allocation provided by the Representative to the Parent.

Section 2.10.         Representative. Each of the Seller Agreement Parties hereby agrees that James Weiland shall be appointed as the Representative and as the attorney-in-fact for and on behalf of each Stockholder, and is hereby authorized to take any and all actions and make any and all decisions required or permitted to be taken by him under this Agreement or any Ancillary Agreement to which any Stockholder is a party, including the exercise of the power to (a) resolve any Disputed Items with respect to the Final Closing Statement (b) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to any indemnification claims, (c) resolve any indemnification claims, and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the other terms, conditions and limitations of this Agreement, the Ancillary Agreements and any transactions contemplated herein and therein. Accordingly, the Representative has the authority and power to act on behalf of each Stockholder with respect to this Agreement or any Ancillary Agreement to which any Stockholder is a party. Each Stockholder will be bound by all actions taken by the Representative in connection with this Agreement and Parent shall only be required to acknowledge or act upon a written communication signed by the Representative. Such agency may be changed with respect to the Representative by the majority of the Stockholders represented thereby; provided, however, that the Representative may not be removed unless any such majority agrees to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, the Representative may resign at any time by providing written notice of intent to resign to each Stockholder, which resignation shall be effective upon the earlier of (i) thirty (30) calendar days following delivery of such written notice or (ii) the appointment of a successor by the relevant majority. No bond shall be required of the Representative and the Representative shall not receive any compensation for its services. The Representative shall not be liable to the Stockholders for any act done or omitted hereunder as the Representative while acting in good faith and in the exercise of reasonable judgment, even if such act or omission constitutes negligence on the part of the Representative. The Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Representative may engage attorneys, accountants and other professionals and experts and pay for such services out of the Reserve Amount. The Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Stockholders shall jointly and severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred on the part of the Representative (so long as the Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

Section 2.11.         Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seller or Merger Sub, the officers and board of directors of the Surviving Entity will be fully authorized in the name of Seller or Merger Sub, as the case may be, to take and shall take any and all such lawful and necessary action.

ARTICLE III

CLOSING

Section 3.1.          Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104, at 10:00 A.M. on the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or on such other date and time and at such other place as Parent and Seller shall mutually agree. The date of the Closing is herein called the “Closing Date.” For financial accounting and Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11.59 P.M. on the Closing Date.

Section 3.2.          Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a)          the Seller Agreement Parties, as applicable, shall deliver or cause to be delivered to Parent and Merger Sub:

(i)          the certificates and other documents required to be delivered pursuant to Section 7.2; and

(ii)         a receipt for the payment and issuance of the Closing Date Merger Consideration duly executed by each Stockholder.

(b)          Parent and the Merger Sub shall:

(i)          deliver or cause to be delivered the Cash Merger Consolidation by wire transfer of immediately available funds;

(ii)         deliver or cause to be delivered the certificates and other documents required to be delivered pursuant to Section 7.3;

(iii)        deliver or cause to be delivered to the Representative, for the benefit of the Stockholders in accordance with the Stockholder Allocation, by wire transfer of immediately available funds, cash equal to the Reserve Amount; and

(iv)        pay on behalf of Seller all Indebtedness set forth on the Estimated Closing Statement (including, without limitation, the Transaction Expenses) in accordance with the Payoff Letters delivered in accordance with Section 6.15 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE Seller Agreement PARTIES

Except for the representations and warranties contained in Section 4.4(b) and Section 4.25, which are made by the Stockholders individually and not jointly, Seller and the Stockholders hereby jointly and severally represent and warrant to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1.          Organization and Qualification; Subsidiaries. Each Seller Entity is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, and has all requisite entity power and authority to carry on its business as it now is being conducted. Each Seller Entity is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions listed in Section 4.1 of the Disclosure Schedule, which are the only jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except as set forth on Section 4.1 of the Disclosure Schedule or where the failure to be so qualified or in good standing would not reasonably be expected to have a Business Material Adverse Effect. Except as set forth in Section 4.1 of the Disclosure Schedule, all of the outstanding capital stock and other equity interests of each Subsidiary of Seller are owned directly or indirectly by Seller, free and clear of all Encumbrances. True and complete copies of the certificate of incorporation, bylaws or other organizational documents of each Seller Entity, as amended to date have been previously delivered to Parent and Merger Sub.

Section 4.2.          Authorization. The execution, delivery and performance by each Seller Agreement Party of this Agreement and the Ancillary Agreements to which each Seller Agreement Party is a party and the consummation by each Seller Agreement Party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Seller Agreement Party, as the case may be. This Agreement has been, and each Ancillary Agreement to which any Seller Agreement Party is a party will be, duly and validly executed and delivered by each Seller Agreement Party that is a party thereto. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement will when executed and delivered constitute, the valid and binding obligation of each Seller Agreement Party that is party thereto, enforceable against such Seller Agreement Party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3.          No Conflict. Except as set forth in Section 4.3 of the Disclosure Schedule, the execution, delivery and performance by each Seller Agreement Party of this Agreement and any Ancillary Agreement to which such Seller Agreement Party is a party, and the consummation by each Seller Agreement Party of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of Law to which such Seller Agreement Party is subject, (y) violate any provision of the certificate of incorporation, bylaws or other organizational documents of such Seller Agreement Party, or (z) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination or amendment of any provision of or require the consent of any third party under, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any asset of any Seller Agreement Party pursuant to, or give to others any interests or rights therein under, any Contract to which any Seller Agreement Party is a party or by which any Seller Agreement Party or Seller Subsidiary may be bound except, in the case of clauses (x) and (z), for any such violations, breaches or defaults, or for any such consents the failure of which to be obtained that, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.

Section 4.4.          Capitalization.

(a)          Section 4.4(a) of the Disclosure Schedule lists for each Seller Entity, the amount of its authorized capital stock, the amount of its outstanding capital stock and the owners of such outstanding capital stock (such outstanding capital stock collectively, the “Existing Seller Equity”). All of the Existing Seller Equity is duly authorized, validly issued, fully paid, and non-assessable, was not issued in violation of the terms of its organizational documents, any agreement or other understanding binding upon Seller, and was issued in compliance with all Law. Except as set forth in Section 4.4(a) of the Disclosure Schedule, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of any Seller Entity, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating any Seller Entity to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of any Seller Entity. Except as set forth in Section 4.4(a) of the Disclosure Schedule, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between any Seller Entity on the one hand and any Person on the other hand with respect to the Existing Seller Equity of Seller. Other than another Seller Entity as listed in Section 4.4(a) of the Disclosure Schedule, none of the Seller Entities owns, directly or indirectly, any stock of or any other equity interest in any other Person.

(b)          Each Stockholder has good and valid title to the number of securities of the Seller Entity set forth beside such Stockholder’s name in Section 4.4(b) of the Disclosure Schedule, free and clear of all Encumbrances except for those disclosed in Section 4.4(b) of the Disclosure Schedule. Except for the securities of such Seller Entity set forth in Section 4.4(b) of the Disclosure Schedule, no Stockholder owns any equity interests in any Seller Entity or any subscriptions, warrants, options, or rights to purchase any such equity interests or shares of capital stock or any securities convertible into or exchangeable for such equity interests or shares of capital stock.

Section 4.5.          Financial Statements.

(a)          Section 4.5 of the Disclosure Schedule sets forth (i) the audited consolidated balance sheets of each Seller Entity as of December 31, 2011 (the “Balance Sheets”), 2010 and 2009 (the “Year-End Balance Sheets”), and (ii) the related audited consolidated statements of income, stockholders’ equity (deficit) and cash flows of each Seller Entity for the fiscal years ended December 31, 2011, 2010 and 2009 (the “Annual Statements of Operations” and, together with the Year-End Balance Sheets, the “Year-End Financial Statements”).

(b)          Section 4.5 of the Disclosure Schedule sets forth (i) the unaudited consolidated balance sheet of each Seller Entity as of May 31, 2012 (the “Interim Balance Sheets”), and (ii) the related unaudited consolidated statements of income, stockholders’ equity (deficit) and cash flows of each Seller Entity for the 5 month period ended May 31, 2012 (collectively, the “Interim Financials” and, together with the Year-End Balance Sheets and the Annual Statements of Operations, the “Financial Information”).

(c)          The Financial Information has been derived from the books and records of the Seller Entities. The Year-End Financial Statements have been prepared in accordance with GAAP, each of the balance sheets in the Financial Information fairly presents in all material respects the consolidated financial condition of Seller as of its respective date, and each statement of income in the Financial Information fairly presents in all material respects the results of operations of Seller for the period covered thereby. The Interim Financials have been prepared in accordance with GAAP except for the absence of footnotes and year-end adjustments, that if presented, would not differ materially from the Year-End Financial Statements.

(d)          The statutory books, records and accounts of each Seller Entity have been maintained in accordance with all applicable Laws. The statutory books, records and accounts of Seller are in the possession (or under the control) of each Seller Entity.

(e)          There exist no liabilities or obligations of any Seller Entity that are required by GAAP to be disclosed, reflected or reserved against in the Financial Statements except (i) as disclosed, reflected or reserved against in the Interim Balance Sheets, (ii) for items specifically disclosed on Section 4.5(e) of the Disclosure Schedule, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2011 (the “Balance Sheet Date”), and (iv) for liabilities that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(f)          The Seller Entities maintain a standard system of accounting established and administered in accordance with GAAP. The Seller Entities’ auditors did not note any material weaknesses in internal controls for the year ending December 31, 2011.

Section 4.6.          Absence of Certain Changes or Events.

(a)          Except as set forth in Section 4.6(a) of the Disclosure Schedule, since the Balance Sheet Date, each Seller Entity has in all material respects conducted the Business in the ordinary course of business consistent with past practice.

(b)          Except as set forth in Section 4.6(b) of the Disclosure Schedule, there has been no Business Material Adverse Effect, nor has any event or circumstance or series of related events or circumstances, occurred that would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(c)          Without limiting the foregoing, except as set forth in Section 4.6(c) of the Disclosure Schedule, since the Balance Sheet Date, there has not occurred any action, event, development, occurrence or failure to act that, if it had occurred after the date hereof, would have required the consent of Parent pursuant to Section 6.2.

Section 4.7.          Title. Each Seller Entity has good and marketable title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of its assets and properties (including those reflected on the Interim Balance Sheets, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the Balance Sheet Date) free and clear of all Encumbrances, except for Permitted Encumbrances (collectively, the “Assets”). The Assets owned or leased by any Seller Entity are in the possession of or under the control of such Seller Entity. The Assets are adequate for the purposes for which they are presently used in the conduct of the Business. Except (i) as set forth on Section 4.7 of the Disclosure Schedule, the Assets will constitute on the Closing Date substantially all of the assets and rights necessary to conduct the Business in substantially the same manner as the Business is presently conducted. Except as set forth on Section 4.7 of the Disclosure Schedule, all of the Assets owned or leased by the Seller Entities, including without limitation those that are reflected on the Balance Sheets, which are necessary for the operation of the Business as currently conducted, are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business), and usable in a manner consistent with their respective current use. To Seller’s Knowledge, there are no facts or conditions affecting any material Assets that would reasonably be expected, individually or in the aggregate, to interfere with the current use, occupancy or operation of such Assets.

Section 4.8.          Owned Real Property. No Seller Entity owns, or has owned at any time prior hereto, a freehold estate in any real property.

Section 4.9.          Leases.

(a)          Section 4.9(a) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other agreements (the “Leases”) for the use and occupancy of real property to which any Seller Entity is a party (the “Leased Real Property”). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered to Parent. The term and rentals of each Lease are accurately set forth therein. The Leases are in full force and effect, and are binding and enforceable against each Seller Entity and, to the knowledge of the Seller, each of the parties thereto, in accordance with their respective terms and, except as set forth on Section 4.9(a) of the Disclosure Schedule, have not been modified or amended. The Seller Entities have accepted possession of the Leased Real Property demised pursuant to the Leases and are in actual possession thereof and have not sublet, assigned, encumbered or hypothecated their leasehold interest or granted any right of occupancy, possession or enjoyment of any of the Leased Real Property to any other Person. Except as set forth in Section 4.9(a) of the Disclosure Schedule, no Seller Entity is obligated to pay any leasing or brokerage commission relating to any Lease that has not already been paid and none will have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No construction, alteration or other leasehold improvement work required by any of the Leases remains to be paid for or to be performed by any Seller Entity. No Seller Entity has any obligation to provide any deposits, letters of credit or other credit enhancements to retain its rights under any Lease (except as otherwise provided in such Lease) or otherwise operate its business at the applicable Leased Real Property.

(b)          Each Seller Entity enjoys peaceful and undisturbed possession of the Leased Real Property sufficient for current use and operations. Each Seller Entity enjoys peaceful and undisturbed possession of the Leased Real Property sufficient for current use and operations. To Seller’s Knowledge, (i) there are no material eminent domain, condemnation or other similar proceedings pending or threatened against any Seller Entity or otherwise affecting any portion of the Leased Real Property, and, no Seller Entity has received any notice of the same, (ii) the current use of the Leased Real Property in the conduct of the Business does not violate any instrument of record or agreement affecting the Leased Real Property, and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Leased Real Property, or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operations of the Leased Real Property to which they relate or materially adversely affect the value thereof for its current use, (iii) the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable laws, rules and regulations affecting the Leased Real Property, and no Seller Entity has received any notice of any material violation or claimed material violation by any of them of any such laws, rules and regulations with respect to the Leased Real Property which have not been resolved, (iv) there are no proposed special assessments, or proposed material changes in property tax or land use or other Laws affecting the Leased Real Property, (v) there is no pending or threatened litigation, investigation or other proceeding that would interfere with the use or quiet enjoyment of the Leased Real Property by a Seller Entity prior to or after the Closing, (vi) all Permits required in connection with the operation of the Leased Real Property and all improvements thereon and the conduct of the Business thereon have been duly obtained, are in full force and effect and no proceedings are pending or threatened which could lead to a revocation or other impairment of any thereof, (vii) the water, gas, electricity and other utilities serving the Leased Real Property are adequate to service the normal operations of the applicable Seller Entity at the Leased Real Property, and (viii) the building and other improvements at the Leased Real Property are structurally sound and the systems located therein are in good working order and condition in all material respects.

Section 4.10.         Working Capital Assets. All of the outstanding accounts and notes receivable of any Seller Entity have arisen in the ordinary course of business in connection with bona-fide business transactions, and the amounts of accounts and notes receivable reflected in the Financial Information were recorded in accordance with GAAP consistently applied.

Section 4.11.         Intellectual Property.

(a)          Section 4.11(a) of the Disclosure Schedule lists, as of the date hereof, all issued patents, registered trademarks, registered copyrights, mask work registrations, registered domain names and all applications for the registration or issuance of any of the foregoing owned by a Seller Entity (collectively, the “Business Registered Intellectual Property”), indicating as to each item as applicable: (i) the owner; (ii) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the dates of application, issuance or registration of the item.

(b)          Each item of the Business Registered Intellectual Property is (i) subsisting in good standing, and not the subject of any pending or threatened proceeding before any Governmental Authority challenging its extent, validity, enforceability or the respective Seller Entity’s ownership thereof, and (ii) to Seller’s Knowledge, valid and enforceable. Each Seller Entity has taken or will take prior to the Closing Date, or has caused or will cause its Affiliates to take prior to the Closing, steps reasonably necessary to cause all necessary registration, maintenance and renewal fees due for payment no later than the Closing Date in connection with such Business Registered Intellectual Property to be paid in a timely manner. All registration, maintenance and renewal documents, declarations, affidavits and other filings due no later than the Closing Date and necessary to maintain such Business Registered Intellectual Property against cancellation or abandonment have been or will be filed, paid or taken in a timely manner with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be.

(c)          Section 4.11(c) of the Disclosure Schedule lists, as of the date hereof, all material written licenses, sublicenses, consents and other agreements:

(i)          by which a Seller Entity is authorized to use Intellectual Property that is used by a Seller Entity in its business; and

(ii)         by which any Seller Entity authorizes a third party to use any Intellectual Property owned by such Seller Entity.

Except as set forth in Section 4.11(c) of the Disclosure Schedule, Seller has delivered or made available to Parent copies of all of the licenses, sublicenses, consents and other agreements described in the preceding clauses (i) and (ii) that are true, correct and complete in all material respects, together with all material amendments thereto.

(d)          Each employee and third party contractor, subcontractor, consultant and agent engaged by a Seller Entity in the development of any Intellectual Property used in the Business (including, for the avoidance of doubt, any computer software developed for use in the Business) has executed and delivered to the applicable Seller Entity valid and enforceable assignments of Intellectual Property rights sufficient to vest irrevocably in such Seller Entity all right, title and interest in, including all Intellectual Property rights arising under, any such development.

(e)          The Seller Entities have taken commercially reasonable steps to protect the material confidential information and trade secrets of the Business.

(f)          Each Seller Entity owns all right, title and interest in and to, or has a valid and enforceable license, sublicense, or right to use, all of the Intellectual Property used in the Business, free and clear of all Encumbrances.

(g)          Except as set forth in Section 4.11(g) of the Disclosure Schedule, no computer software owned, purported to be owned, or developed for use in the Business includes, comprises or was developed using any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons, or (iii) prevent a Seller Entity from claiming ownership of or otherwise enforcing Intellectual Property rights in such software.

(h)          No Seller Entity has any pending, unresolved notice, claim, demand or other assertion from any other Person, including for the avoidance of doubt, any cease and desist letter or offer of license, (i) alleging any infringement, dilution or misappropriation by a Seller Entity of any other Person’s Intellectual Property, (ii) challenging or questioning the right of a Seller Entity to use any of the Intellectual Property used in connection with the operation and conduct of the Business or (iii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned by a Seller Entity. Except as set forth in Section 4.11(h) of the Disclosure Schedule, to Seller’s Knowledge (i) the operation of the Business as currently conducted does not infringe upon, violate or constitute misappropriation of the Intellectual Property of any other Person, and (ii) to Seller’s Knowledge, the Intellectual Property owned or licensed by the Seller Entities or used in the operation of the Business has not been infringed, diluted or misappropriated by any other Person. Except as set forth in Section 4.11(h) of the Disclosure Schedule, no Seller Entity is a party to, and no Intellectual Property owned by a Seller Entity is the subject of, any pending, or to Seller’s Knowledge, threatened proceedings or actions before any Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property of any third party or a challenge by a third party to the ownership, use, validity or enforceability of any of any such Intellectual Property. Except as set forth in Section 4.11(h) of the Disclosure Schedule, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against any Seller Entity with respect to Intellectual Property owned by or licensed to any Seller Entity, and no Seller Entity is in breach or violation of any such orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator).

Section 4.12.         Contracts. Section 4.12 of the Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which any Seller Entity is a party or by which it is bound:

(a)          Contracts for the sale of any of the material assets of any Seller Entity other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course of business;

(b)          Contracts for joint ventures, partnerships or sharing of profits or proprietary information (except for fee splitting or residual payment agreements entered into with independent agents in the ordinary course of business);

(c)          Contracts containing covenants not to compete with the Business in any geographical area or not to solicit or hire any Person with respect to employment or Contracts containing covenants of any other Person not to compete with the Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment except, with respect to covenants not to solicit or hire, for any such Contracts in the ordinary course with customers and suppliers;

(d)          Contracts entered into since January 1, 2007 relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material assets or the capital stock of any other Person, including Contracts relating to the purchase of residuals but solely to the extent that the purchase price exceeds $100,000;

(e)          Contracts evidencing Indebtedness (whether incurred, assumed, guaranteed or secured by any Asset);

(f)          Except for Contracts with electronic transfer companies (e.g., Visa and MasterCard) entered into in the ordinary course of business, any Contract under which any Seller Entity is required to provide continuing indemnification or a guarantee of obligations of any Person in excess of $100,000;

(g)          any Contract under which any Seller Entity has advanced or loaned any amount to any of its managers, directors or executive officers;

(h)          any Contract between any Seller Entity, on the one hand, and any of their respective managers, directors or executive officers, on the other hand, other than the Employment Contracts;

(i)          Contracts required to be listed in Section 4.11(c) of the Disclosure Schedule;

(j)          collective bargaining Contracts;

(k)          Contracts with (i) suppliers of any Seller Entity that involve payments in excess of $100,000 per year or (ii) customers of any Seller Entity that involve credit card volume in excess of $5,000,000 during the 12-month period ending April 30, 2012;

(l)          Any Contract with a Governmental Authority (excluding Contracts where the Governmental Authority is a customer of the Seller Entity);

(m)          any Contract under which any Seller Entity is obligated to make any capital commitment or expenditure in excess of $100,000;

(n)          Contracts for the storage, treatment, disposal, recycling, investigation, removal or remediation of Hazardous Substances;

(o)          Contracts providing for indemnification of any officer or director of a Seller Entity, other than any existing directors’ and officers’ insurance policy and as provided in organizational documents of such Seller Entity, as currently in effect;

(p)          All agent Contracts where either (i) the 2011 taxable compensation paid to such agent exceeds $100,000 or (ii) where such agent submitted in excess of 50 new merchant applications during the 2011 calendar year; and

(q)          other Contracts (other than those listed in clauses (a) through (n) of this Section 4.12 and other than the Employment Contracts) (A) with a term longer than 90 days from the date hereof that involve payments by any Seller Entity in excess of $100,000 per year; or (B) with a term of less than one (1) year from the date hereof that involve payments by any Seller Entity in excess of $100,000, that are not terminable without liability, premium or penalty on less than 30 days’ notice.

Except as set forth in Section 4.12 of the Disclosure Schedule, and assuming due authorization, execution and delivery by the other parties thereto, each Contract listed in Section 4.12 of the Disclosure Schedule, each Employment Contract and each Lease listed in Section 4.9 of the Disclosure Schedule is valid and is binding on each Seller Entity party thereto and, to Seller’s Knowledge, each other party thereto and is in full force and effect. Except as set forth in Section 4.12 of the Disclosure Schedule, no Seller Entity, nor, to Seller’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of, nor has any Seller Entity received any notice of any material default or breach under, any such Contract or Lease, and no event or circumstance has occurred that, with the passage of time or the giving of notice or both, would constitute a material default thereunder or would permit material modification, acceleration, or termination of any such Contract or Lease or the loss of any material benefit thereunder. Except as set forth in Section 4.12 of the Disclosure Schedule, Seller has delivered or made available to Parent true, correct and complete copies of all Contracts listed in Section 4.12 of the Disclosure Schedule and of all Employment Contracts, together with all amendments thereto.

Section 4.13.         Litigation. Except for collections lawsuits filed by a Seller Entity against merchants in the ordinary course of business and not involving amounts under dispute in excess of $25,000, and except as set forth in Section 4.13 of the Disclosure Schedule, there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened, against a Seller Entity or any of its assets (or, to Seller’s Knowledge, against any of the officers or directors of any Seller Entity related to their business duties, which interfere with their business duties, or as to which any Seller Entity has any indemnification obligations) at law, in equity or otherwise, in, before, or by, any Governmental Authority. Except as set forth in Section 4.13 of the Disclosure Schedule, there are no material judgments or outstanding orders, injunctions, decrees, stipulations or awards against a Seller Entity or any of its assets, or with respect to the Business.

Section 4.14.         Compliance with Laws. Since January 1, 2008, each Seller Entity has been in compliance in all material respects with all applicable Laws. Except as set forth in Section 4.14 of the Disclosure Schedule, since January 1, 2008, no Seller Entity has received any written notice of any violation of applicable Law. Except as set forth in Section 4.14 of the Disclosure Schedule, each Seller Entity has all Permits required to conduct its respective Business. Each Permit is in full force and effect and each Seller Entity is in compliance with each such Permit in all material respects.

Section 4.15.         Environmental Matters.

(a)          Except as set forth in Section 4.15 of the Disclosure Schedule:

(i)           Each Seller Entity is and has been in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining in good standing, applying for timely renewal of and complying in all material respects with all Permits required by applicable Environmental Laws (“Environmental Permits”);

(ii)         No Seller Entity has received any, and to Seller’s Knowledge there are no unresolved written or otherwise unambiguous, notices, citations, summonses, orders, complaints, penalties, claims, investigations, requests for information, demands or reviews by any Governmental Authority or any other Person in connection with the Business (x) with respect to any material violation or alleged material violation of or material liability under any applicable Environmental Law, (y) with respect to any alleged failure to have or comply with any material Environmental Permit or (z) with respect to the exposure to, presence, Release, treatment, storage, disposal, transportation, or the making of arrangements for the treatment, storage, disposal or transportation, of any Hazardous Substance, in each case that would reasonably be expected to give rise to any material liability of any Seller Entity under any Environmental Laws and, to Seller’s Knowledge, no such notice, citation, summons, order, complaint, penalty, claim, investigation, request for information, demand or review against or involving any Seller Entity or the Business has been threatened by any Governmental Authority or other Person;

(iii)        no Releases of Hazardous Substances by any Seller Entity or, to Seller’s Knowledge, by any other Person, have occurred at or from any Leased Real Property or any property formerly owned, operated or leased by Seller (while owned, operated or leased by any Seller Entity), in each case that would individually or in the aggregate reasonably be expected to result in any material liability of any Seller Entity;

(iv)        to Seller’s Knowledge, none of the Seller Entities has expressly assumed or undertaken, or expressly agreed to assume or undertake, responsibility for any known, unknown or contingent liability or obligation (including any obligation for investigation, remediation or other response action) of any other Person relating to or arising out of any actual or alleged (A) violation of Environmental Law, or (B) exposure to or presence or Release of any Hazardous Substance;

(v)          the Seller Entities have delivered or made available to Parent complete and correct copies of all studies, reports, surveys, assessments, audits, correspondence, investigations, analyses, tests, and other documents (whether in hard copy or electronic form) in the possession, custody or control of any Seller Entity regarding the presence or alleged presence of, or exposure to, Hazardous Substances or regarding compliance with applicable Environmental Law, that are material to a reasonable understanding of the past, current and future liabilities of Seller; and

(vi)        to Seller’s Knowledge, no facts, events, circumstances or conditions exist, or existed, with respect to any Seller Entity, the Business, any Leased Real Property or any real property formerly owned, operated or leased by any Seller Entity or in connection with the Business that would reasonably be expected to result (with or without notice or lapse of time or both) in any Seller Entity incurring a material liability pursuant to Environmental Law or in connection with any Hazardous Substance.

(b)          The parties acknowledge and agree that the Seller Entities make no representation or warranty as to environmental matters, Environmental Laws or Hazardous Substances except as set forth in this Section 4.15, Section 4.3, Section 4.5, Section 4.12, Section 4.13 and Section 4.18 and notwithstanding anything to the contrary contained in this Agreement, no other section of this Agreement will be deemed to constitute a representation or warranty as to environmental matters, Environmental Laws or Hazardous Substances.

Section 4.16.         Employee Benefit Matters.

(a)          Section 4.16(a) of the Disclosure Schedule sets forth a list of each Benefit Plan. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

(b)          As applicable with respect to the Benefit Plans, Seller has delivered to Parent, true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the three most recently filed annual reports (Form 5500 and all schedules thereto), (v) the three most recent summary annual reports, financial statements and trustee reports, and (vi) all records, notices and filings made, or received, by the Seller Entities or any ERISA Affiliate during the last three years concerning IRS or DOL audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)          Each Seller Entity and each ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code, is maintained in the form of a volume submitter plan, the sponsor of which has received an opinion letter from the IRS to the effect that such volume submitter specimen plan is acceptable with respect to the qualification of such Benefit Plan under Section 401(a) of the Code and each such Benefit Plan is so qualified and exempt from federal income taxes.

(d)          Each Seller Entity and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable. With respect to any Benefit Plan, no Seller Entity or any ERISA Affiliate has sought reimbursement under the retiree reinsurance program provided for in the Healthcare Reform Law.

(e)          All payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the Code and those to be made from fully insured Benefit Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected in the Financial Information.

(f)          No Seller Entity, nor any ERISA Affiliate, or, to Seller’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, any Seller Entity, any ERISA Affiliate, Merger Sub, the Surviving Entity or Parent or any of its Affiliates to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g)          No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of any Seller Entity, and no asset of any ERISA Affiliate which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 302(F), Code Section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h)          No Seller Entity nor any ERISA Affiliate thereof has ever contributed to or been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, nor does any Seller Entity or any ERISA Affiliate thereof have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

(i)          No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a plan qualified under Section 401(a) of the Code.

(j)          The execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (i) result in any payment becoming due to any employee, former employee, director, officer, or independent contractor of the Seller Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) limit the right to merge, amend or terminate any Benefit Plan. No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director, officer or independent contractor of the Seller Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. No such employee, former employee, director, officer or independent contractor of Seller has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

(k)          There are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to Seller’s Knowledge, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l)          Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.

(m)          No Seller Entity or any ERISA Affiliate thereof has any commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). No Seller Entity or any ERISA Affiliate thereof has any commitment to establish any new benefit plan, program or arrangement.

Section 4.17.         Taxes. Except as set forth in Section 4.17 of the Disclosure Schedule:

(a)          Seller is and has been an S corporation within the meaning of section 1361 of the Code since its inception and under the Laws of each jurisdiction listed on Section 4.17(a) of the Disclosure Schedule, and is not an S-corporation in any other jurisdiction which Seller is qualified to do business or may be subject to Tax, and shall maintain such S corporation status for U.S. federal income tax purposes and in each such jurisdiction listed on Section 4.17(a) of the Disclosure Schedule until the Closing Date. Seller’s sole Subsidiary is EMS Advertising and Promotions, Inc., which is treated as a C corporation for all U.S. federal, state and local income Tax purposes. The Seller has provided, or caused to be provided, to Parent the materials listed opposite each jurisdiction identified on Section 4.17(a) of the Disclosure Schedule with regard to Seller’s S corporation election with respect to such jurisdiction.

(b)          All material Tax Returns required to be filed on or before the Closing Date by or on behalf of each Seller Entity have been timely filed. All such Tax Returns are true, correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All Taxes due and owing by each Seller Entity (whether or not shown on a Tax Return) have been timely paid.

(c)          Each Seller Entity has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Person, and all material forms and Tax Returns required to be prepared in connection therewith have been properly completed and timely provided to or filed with the appropriate Person.

(d)          To Seller’s Knowledge, no claim has been made by any Governmental Authority in any jurisdiction where any Seller Entity does not file Tax Returns that such non-filing entity is, or may be, subject to Tax by that jurisdiction. Seller is not aware of a reasonable factual basis for such a claim or assertion with respect to Tax periods ending on or before the Closing Date.

(e)          No extensions or waivers of statutes of limitations extending the time to collect or assess any Tax have been given or requested with respect to any Taxes of any Seller Entity and are currently in effect and no Seller Entity is currently the beneficiary of any extension in time within which to file any Tax return.

(f)          All deficiencies asserted, or assessments made, against any Seller Entity as a result of any audit or examination by any Governmental Authority have been fully paid.

(g)          To Seller’s knowledge, no Seller Entity is currently the subject of a Tax audit or examination. No Seller Entity has received from any Tax authority any (i) written notice or any other notice indicating an intent to open a Tax audit or review of any Tax Return, (ii) request for additional information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against any Seller Entity.

(h)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of any Seller Entity.

(i)          No Seller Entity is a party to, or is bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement, or is otherwise liable for the Taxes of any Person, whether by agreement, under any applicable Law, or otherwise including any terminated agreement as to which any Seller Entity could have any continuing liabilities on or after the Closing Date, provided, however, there are allocation provisions in BizFunds’ Operating Agreement.

(j)          Except for BizFunds, no Seller Entity is, and none of the assets of any Seller Entity is an interest in, an entity that is treated as a partnership for Tax purposes, and no Seller Entity is a party to any joint venture, arrangement, or contract that could be treated as a partnership for U.S. federal income Tax purposes.

(k)          No Seller Entity has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method, and no Governmental Authority has proposed any such adjustment or change in accounting method; (ii) an application pending with any Governmental Authority requesting permission for any changes in accounting methods; or (iii) been the subject of a Tax ruling that would have continuing effect after the Closing Date.

(l)          Except as set forth in the last sentence of this Section 4.17(l), no Seller Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for any taxable period ending on or prior to the Closing Date; (ii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (iii) installment or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received or recorded on or prior to the Closing Date. Parent and Merger Sub acknowledge that Seller is a cash basis taxpayer and that Seller will need to convert to the accrual method of accounting as a result of the transactions contemplated herein and Seller (and not the Stockholders) will be responsible for including Seller’s cash basis accounts receivables in its income and the Stockholders shall have no indemnification obligation for any taxes related to such receivables.

(m)          No Seller Entity has (i) engaged in any reportable transaction as defined in Section 6707A(c)(i) of the Code or a listed transaction as defined in Treasury Regulation section 1.6011-4(b), or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law that would have continuing effect after the Closing.

(n)          No Seller Entity is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Law).

(o)          No Seller Entity (i) is a party to any “closing agreements” described in Section 7121 of the Code (or any comparable provision of state, local or foreign Law) or (ii) has requested or received any Tax ruling, in either case that would have continuing effect after the Closing Date.

(p)          No Seller Entity (i) is or could be liable for any Tax under Section 1374 of the Code (or any corresponding or similar provision of state, local, or foreign Law) with respect to periods ending prior to the end of the day on the Closing Date; (ii) has, in the past ten years, (A) acquired assets from another corporation in a transaction in which the Tax basis was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code.

(q)          No Seller Entity has been included in an affiliated group filing a consolidated Tax return and no Seller Entity has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor, by contract or otherwise.

(r)          Since December 31, 2004, no Seller Entity is or has not been a party to any transaction governed by Section 355 or Section 368 of the Code except as contemplated by this Agreement.

(s)          None of the assets of any Seller Entity is an interest in a foreign entity.

Section 4.18.         Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller Agreement Parties that are party thereto or the validity and effectiveness immediately following the Closing of any Permit of any Seller Entity, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority at or prior to the Closing, except (a) as set forth in Section 4.18 of the Disclosure Schedule, (b) for the notification requirements of the HSR Act, (c) for filings, consents, approvals or clearances where the failure to make any such filing or obtain any such consent, approval or clearance would not prevent or materially delay the consummation by the Seller Agreement Parties of the transactions contemplated by this Agreement and the Ancillary Agreements, and (d) as may be necessary as a result of facts or circumstances relating solely to Parent and Merger Sub.

Section 4.19.         Employee Relations.

(a)          Except as set forth in Section 4.19(a) of the Disclosure Schedule, no Seller Entity is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement; (ii) a party to, involved in, the subject of, or to Sellers’ Knowledge, threatened by, any labor dispute, unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Seller Entity is or would be a party. No Seller Entity has experienced any strike, lockout, slowdown or work stoppage at any time, nor, to Sellers’ Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition, demand for recognition, or, to Sellers’ Knowledge, union organizing activity by or for the benefit of the employees of any Seller Entity or otherwise affecting any Seller Entity.

(b)          Each Seller Entity has been and is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including but not limited to all applicable Laws respecting terms and conditions of employment, wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, discrimination and retaliation, immigration, and the payment and withholding of Taxes. No Seller Entity has been or is engaged in any unfair labor practice. Except as set forth in Section 4.19 of the Disclosure Schedule, there are no pending or to Sellers’ Knowledge, threatened, claims against any Seller Entity (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of a Seller Entity (including by any Governmental Authority) on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, including but not limited to the Worker Adjustment and Retraining Notification (WARN) Act and any similar state or local law, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any regulation relating to minimum wages or maximum hours of work, (xi) discrimination, retaliation or any other violation of any Law relating to fair employment practices or equal employment opportunities, or (xii) any violation of any other Law relating to labor, employment or employment practices, and no Seller Entity is aware of any such claims which have not been asserted.

(c)          Each Seller Entity has properly classified for all purposes (including but not limited to for all Tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all employees, leased employees, consultants and independent contractors (including nurses and recruiters), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to each Seller Entity. Except as set forth in Section 4.19(c) of the Disclosure Schedule, the employment of each employee of a Seller Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law.

Section 4.20.         Transactions with Related Parties. Except for agreements related to employment with Seller, and except as set forth in Section 4.20 of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between any Seller Entity, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of any Seller Entity, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Seller Entity).

Section 4.21.         Insurance. Except for insurance policies obtained by a merchant insuring equipment leased by a Seller Entity to such merchant, Section 4.21 of the Disclosure Schedule contains a complete and correct list of all policies and contracts for insurance (including coverage amounts and expiration dates) of which any Seller Entity is the owner, insured or beneficiary or covering any of the assets of any Seller Entity (the “Insurance Policies”), copies of which have been made available or previously delivered to Parent. All premiums due and payable have been timely paid. All Insurance Policies are in full force and effect and no Seller Entity has received any notice of cancellation or non-renewal thereunder. To Seller’s Knowledge, there is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth in Section 4.21 of the Disclosure Schedule: (a) there are no outstanding claims under the Insurance Policies; (b) there are no premiums or claims due under the Insurance Policies which remain unpaid beyond applicable grace periods and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment other than in the ordinary course of business (i.e., workers compensation audits); and (c) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, and (d) Seller has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance during the last two years.

Section 4.22.         Brokers. Other than Houlihan Lokey (whose fees will be paid by or on behalf of Seller on or prior to the Closing), no Seller Agreement Party or any Subsidiary of Seller has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from Parent or any of its Affiliates (including, the Surviving Entity) upon consummation of the transactions contemplated by this Agreement.

Section 4.23.         Employment Contracts; Compensation Arrangements; Officers and Directors. Seller has provided to Parent a true, correct and complete copy of a schedule setting forth (a) all written Contracts to which any Seller Entity is a party or by which it is bound providing for the employment of any individual on a full-time, part-time or consulting or other basis and any such written Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”), and (b) the names, titles and current annual salary, including any bonus, if applicable, of all present directors, officers, employees, consultants and agents of any Seller Entity, whose rate of annual compensation, including any promised, expected or customary bonus, equals or exceeds $100,000, together with a statement of the full amount of all remuneration paid by such Seller Entity to each such Person during the twelve (12)-month period ending December 31, 2011.

Section 4.24.         Suppliers; Customers.

(a)          Seller has provided to Parent a true, correct and complete list setting forth (i) the names and addresses of the ten largest suppliers of goods or services to the Seller Entities during the twelve-month period ended December 31, 2011 and the dollar amount of such goods or services purchased by the Seller Entities with respect to each such supplier during such period. During the twelve-month period ending on the date hereof, no Seller Entity has received any written notice from any such supplier that any such supplier has terminated or cancelled, or will terminate or cancel, its business relationship with such Seller Entity or will reduce the annual volume of goods or services sold or provided to such Seller Entity by more than 10%. To Sellers’ Knowledge as of the date of this Agreement, no such supplier has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

(b)          Seller has provided to Parent a true, correct and complete list setting forth (i) the names and addresses of the ten largest customers (based on volume of transactions processed) that ordered goods or services from the Seller Entities during the twelve-month period ended December 31, 2011 and (ii) the dollar amount of such goods or services sold by the Seller Entity to such customers during such period. During the twelve-month period ending on the date hereof, no Seller Entity has received any written notice from any such customer that any such customer has terminated or cancelled, or will terminate or cancel, its business relationship with such Seller Entity or will reduce the annual volume of goods or services purchased from such Seller Entity by more than 10%. To Sellers’ Knowledge as of the date of this Agreement, no such customer has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

Section 4.25.         Investment Status. Each of the Stockholders on their own behalf and on behalf of any Affiliate thereof (each a “Stock Acquiror”) receiving any Parent Common Stock pursuant to the Transaction represents and warrants as follows:

(a)          It is acquiring a beneficial interest in Parent Common Stock for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof. Such Stock Acquiror acknowledges that the Parent Common Stock to be received in connection with the Transaction has not been registered under the Securities Act or the securities Laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or an exemption from such registration is available.

(b)          Each of the Stock Acquirors (i) has knowledge and experience in financial and business matters such that such Stock Acquiror is capable of evaluating the merits and risks of the investment in the Parent Common Stock, (ii) understands and has taken cognizance of all risk factors related to the investment in the Parent Common Stock, (iii) has been represented by counsel and/or advisors in connection with the execution and delivery of this Agreement, and (iv) is able to bear the economic risk of the investment in the Parent Common Stock.

(c)          Each Stock Acquiror is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(d)          Such Stock Acquiror is not acquiring the Parent Common Stock as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to such Stock Acquiror in connection with investments in securities generally.

Section 4.26.         Regulatory Compliance. No Seller Entity has made voluntary disclosures under any FCPA Laws, or received written notice of any enforcement actions or threats of enforcement actions against it under any FCPA Laws, and no Governmental Authority has notified any Seller Entity in writing of any actual or alleged violation or breach by it. No Seller Entity is undergoing any internal audit, review, inspection, investigation, survey or examination of records (including any internal audit, review, inspection, investigation, survey or examination of records conducted by independent counsel) specifically relating to, and initiated in order to audit, review, inspect, investigate, survey or examine, such Seller Entity’s compliance with any FCPA Law. No Seller Entity is party to any Legal Proceedings involving alleged false statements, false claims or other improprieties relating to any Seller Entity’s compliance with applicable FCPA Laws.

Section 4.27.         Power of Attorney. Except as set forth in Section 4.27 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of any Seller Entity.

Section 4.28.         Parent Common Stock. No Seller Agreement Party or any of Affiliates owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

Section 4.29.         Proxy Statement. The information relating to the Seller Agreement Parties and any Subsidiary of Seller furnished in writing by Seller specifically for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

Section 4.30.         No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, NO SELLER AGREEMENT PARTY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE SELLER ENTITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED DIRECTLY OR INDIRECTLY HEREUNDER OR PURSUANT HERETO.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Seller Agreement Parties as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1.          Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby, except as set forth on Section 5.1 of the Disclosure Schedule. Merger Sub is a corporation wholly owned by Parent that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 5.2.          Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and each Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and each Ancillary Agreement to which Parent or Merger Sub is a party will be, duly and validly executed and delivered by Parent or Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.          No Conflict. Except as set forth in Section 5.3 of the Disclosure Schedule, the execution, delivery, and performance by Parent and Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Parent or Merger Sub is subject, (ii) violate any provision of the charter, the regulations or other organizational documents of Parent or Merger Sub or (iii) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, require the consent of any third party under or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or Merger Sub or give to others any rights therein under any Contract to which Parent or Merger Sub is a party or by which it may be bound or affected; except, in the case of clauses (i) and (iii), for violations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect.

Section 5.4.          Consents. Except as set forth in Section 5.4 of the Disclosure Schedule, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and the Merger Sub of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party or the taking by Parent or Merger Sub of any other action contemplated hereby or thereby.

Section 5.5.          Brokers. Other than EarlyBirdCapital, Inc. and as set forth on Section 5.5 of the Disclosure Schedule (whose fees will be paid by Parent), neither Parent nor Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from any Seller Agreement Party, any Seller Subsidiary, Parent or Merger Sub upon consummation of the transactions contemplated by this Agreement. No Seller Agreement Party shall be responsible to pay any fee or commission to EarlyBirdCapital, Inc. or to any entity listed on Section 5.5 of the Disclosure Schedule.

Section 5.6.           SEC Filings.

(a)          Parent has filed and furnished in a timely manner all filings, reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.7.          Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”), of which 14,319,693 shares of Parent Common Stock, no shares of Parent Preferred Stock, and 18,960,000 Warrants to purchase Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b)          Parent owns either directly or indirectly all of the issued and outstanding shares of capital stock (or other equity securities) in Merger Sub. Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of either Parent or Merger Sub, other than Encumbrances created by Seller. There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or a Merger Sub on the one hand and any Person on the other hand with respect to the capital stock of any Subsidiary of Parent or Merger Sub. Other than as listed in Section 5.7(b) of the Disclosure Schedule, neither Parent nor Merger Sub owns, directly or indirectly, any stock of or any other equity interest in any other Person. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(c)          The shares of Parent Common Stock to be issued pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d)          Except for rights of holders of Parent Common Stock to convert their shares of Parent Common Stock into cash held in the Trust Account (all of which rights will expire upon the consummation of the Closing), there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent and/or any of its Subsidiaries.

Section 5.8.          Litigation. Except as set forth in the Parent SEC Documents, as of the date hereof, there is no Legal Proceeding pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub at law, in equity or otherwise, in, before, or by, any Governmental Authority. There are no material judgments or outstanding orders, injunctions, decrees, stipulations or awards against Parent or Merger Sub.

Section 5.9.          Compliance with Laws. Except as set forth in the Parent SEC Documents, since January 1, 2011, the business of Parent and Merger Sub has been conducted in all material respects in accordance with all applicable Laws. Since January 1, 2011, neither Parent nor Merger Sub has received any written notice of any violation of Law. All Governmental Actions/Filings required by Parent and Merger Sub have been obtained and are in full force and effect and are being complied with in all material respects, except as set forth on Section 5.9 of the Disclosure Schedule.

Section 5.10.         NASDAQ Listing. The Parent Common Stock is listed on NASDAQ. Parent is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the listing of the Parent Common Stock on NASDAQ.

Section 5.11.         Proxy Statement. The information relating to Parent, Merger Sub and the parties (other than Parent and Merger Sub) to the transactions described in Section 7.2(l) hereof included in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

Section 5.12.         Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the other agreements contemplated by Section 7.2(l) hereof, and any financing arrangements incurred by in connection therewith, Parent and the Surviving Entity and each Subsidiary thereof will be able to pay their respective debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other agreements contemplated by Section 7.2(l) hereof with the intent to hinder, delay or defraud either present or future creditors of Parent, the Surviving Entity or their Subsidiaries.

Section 5.13.         No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1.          Access and Information. From the date hereof until the Closing, the Seller Agreement Parties shall, and shall cause each Seller Entity to, permit Parent and Merger Sub and their financing providers, if any, and their respective advisers and other representatives to have reasonable access, during business hours and upon reasonable notice, to Seller’s properties and facilities. From the date hereof until the Closing, Parent and Merger Sub shall permit Seller and its advisors and other representatives to have reasonable access, during business hours and upon reasonable notice, to Parent’s and Merger Sub’s properties and facilities. Seller shall furnish, or cause to be furnished, to Parent and Merger Sub any financial and operating data and other information (including, without limitation, Tax information) that is available with respect to any Seller Entity as Parent shall from time to time reasonably request, subject to any applicable Law, attorney-client privilege, or contractual restriction. The Seller Agreement Parties shall, and shall cause Seller to, provide to Parent updated monthly financial statements of Seller within thirty (30) days following each calendar month-end following the date hereof until the Closing Date. No information provided to or obtained by Parent pursuant to this 0 shall limit or otherwise affect the remedies available hereunder to Parent (including Parent’s right to seek indemnification pursuant to ARTICLE IX), or the representations or warranties of, or the conditions to the obligations of, the parties hereto. All information provided to or obtained by any party heretofore or hereafter shall be held in confidence by the relevant party in accordance with and subject to the terms of the Mutual Non-Disclosure Agreement, dated November 29, 2011, between Parent and Seller (the “Confidentiality Agreement”); provided, that, Parent may disclose such information to any lenders from whom the Parent is seeking financing if Parent and such lender have entered into a confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement.

Section 6.2.          Conduct of Business by Seller. Prior to the Closing, and except as otherwise contemplated by this Agreement, set forth in Section 6.2 of the Disclosure Schedule or consented to or approved by Parent, each of the Seller Agreement Parties covenant and agrees that it shall cause each Seller Entity to operate its business in the ordinary course of business and use commercially reasonable efforts to preserve the properties, business, operations (including officers and employees), goodwill and relationships with suppliers and customers of its business and shall not undertake any of the following:

(a)          amend the organizational documents of any Seller Entity;

(b)          adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a merger, consolidation, restructuring, recapitalization or other reorganization;

(c)          sell, transfer or otherwise dispose of its material tangible personal or real assets, except, in the ordinary course of business consistent with past practice, or create any Encumbrance on any of its material assets, except for Permitted Encumbrances and not in excess of $100,000 for any transaction or series of related transactions;

(d)          acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or business or division thereof or (ii) any material assets, except, with respect to this clause (ii), (A) purchases of inventory or supplies in the ordinary course of business consistent with past practice or (B) other purchases of assets in the ordinary course of business consistent with past practice and not in excess of $100,000 for any purchase or series of related purchases;

(e)           create, incur, assume, modify, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness other than Indebtedness not in excess of $50,000 and incurred in the ordinary course of business and consistent with past practice;

(f)          place any Encumbrance on any of the properties of any Seller Entity, other than Permitted Encumbrances;

(g)          issue, sell or create any Encumbrance on (i) the Existing Seller Equity, any membership interests or other equity securities or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any membership interests or other equity securities;

(h)          split, combine, recapitalize or reclassify any Existing Seller Equity or declare, pay or set aside any non-cash distribution or other dividend in equity or property or any combination thereof in respect of its Existing Seller Equity other than distributions made for tax purposes in the ordinary course of business (for the avoidance of doubt, nothing contained herein shall prohibit or otherwise limit the Seller Entities from issuing cash dividends payable before the Closing Date);

(i)          lease or sublease any personal property (other than in the ordinary course of business) or lease or sublease any real property to third parties or amend any of the Leases of the Seller entities;

(j)          make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business and consistent with past practice and not exceeding $25,000 individually and $75,000 in the aggregate, provided, however, that the foregoing shall not apply to (i) loans made to agents in the ordinary course of business and consistent with past practice which are secured by residual payments to such agents, provided that such loans do not exceed twenty (20) times the monthly amount of residuals being paid to such agents and (ii) loans made by BizFunds in the ordinary course of business and consistent with past practice;

(k)          except (A) as required pursuant to Contracts existing and in force prior to the date of this Agreement described in Section 4.12 or Section 4.23 of the Disclosure Schedule or (B) as otherwise required by applicable Law, (i) grant any increase in the salaries, benefits or other compensation payable or to become payable to, or any advance or loan to, any executive officer or employee (other than increases in salary in the ordinary course of business, consistent with past practice, to employees other than executive officers), (ii) enter into, terminate, adopt or amend in any material respect any employment agreement, restrictive covenant agreement, Benefit Plan or collective bargaining agreement, (iii) make any award or grant under any Benefit Plan, (iv) hire any new employee other than in the ordinary course and consistent with past practice or (v) fail to make contributions to Benefit Plans in accordance with past practice;

(l)          except in the ordinary course of business, waive, release, assign, settle or compromise any Legal Proceeding;

(m)          except in the ordinary course of business, make any new commitment or increase any commitment for capital expenditures or engage in any new lines of business;

(n)          except for any transaction, Contract or commitment which is merely an extension or continuation of any existing transaction, Contract or commitment, enter into any transaction, Contract or commitment that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act, as if the Securities Act was applicable to Seller;

(o)          enter into any material transaction, Contract or commitment outside the ordinary course of business, amend, modify, assign, terminate or fail to renew any Contract with the persons or entities on Section 4.24(a) and Section 4.24(b) of the Disclosure Schedule, respectively, waive or permit the loss of any Permit or right of substantial value or cancel any material debt or claim;

(p)          amend, modify, assign or terminate any of the employment contracts with the Key Employees attached as Exhibit A hereto or the restrictive covenant agreement with James Weiland attached as Exhibit B hereto;

(q)          sell, assign, transfer, license or convey any rights under, or abandon, permit to be cancelled or otherwise dedicate to the public any material Intellectual Property owned by any Seller Entity;

(r)          change or modify its credit, collection or payment policies or procedures as in effect on the date hereof in a manner materially adverse to it or its business;

(s)          fail to maintain its books of account and records consistent with its past practices and except as required by Law or applicable accounting principles (including GAAP), make any material change in its accounting principles, methods, policies and procedures;

(t)          except as may be required by Law, including as a result of a change in Law, make or change any material election with respect to Taxes, change any Tax accounting period, change any method of Tax accounting, file any material amendment to any Tax Return, fail to file any Tax Return due on or prior to the Closing Date when due, enter into a closing agreement with any taxing authority, surrender any material right to claim a refund for Taxes, consent to an material extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action; provided, that each Seller Entity shall notify Parent in writing at least 10 Business Days prior to taking any action described in this Section 6.2(t).;

(u)          not revoke or change the Seller’s election to be treated as an S Corporation within the meaning of Section 1361 of the Code or take any action or fail to take any action that would cause such election to change or to be terminated or make, change or terminate any election regarding the Tax classification of any Seller Entity or take any action or fail to take any action that would change the Tax classification of any Seller Entity;

(v)         enter into any Contract with respect to, or otherwise agree or commit to, any of the foregoing.

Section 6.3.          Further Assurances.

(a)          Subject to the terms and conditions of this Agreement and Section 6.3(b) and Section 6.3(d) below and except with regard to matters related to the antitrust Laws and clearances and litigation thereunder, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions described herein, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions described herein, (iii) execute and deliver any additional instruments necessary to consummate the transactions described herein, and (iv) defend or contest any claim, suit, action or other proceeding brought by a third party that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transaction.

(b)           Seller and Parent shall cooperate and use commercially reasonable efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that except as otherwise set forth herein, neither Seller or any of its Affiliates nor Parent or any of its Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection with any such registration, filing, application, notice, approval, order, qualification or waiver. Seller and Parent each shall pay half of all fees associated with such registrations, filings, applications, notices, approvals, orders, qualifications and waivers, including all fees payable in connection with the HSR Filing.

(c)          Each of Seller and Parent shall (i) make, as promptly as reasonably practicable, all necessary filings and notifications and other submissions with respect to this Agreement and the transactions contemplated hereby under antitrust Laws and, in any event, duly file the HSR Filing no more than twenty (20)  Business Days after the date hereof and (ii) subject to Section 6.3(d), use its reasonable best efforts to obtain termination or expiration of any waiting periods under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the Transaction.

(d)          Notwithstanding the foregoing, nothing contained in this Agreement shall require or obligate any party or its Affiliates (i) to agree or otherwise become subject to any material limitations on (A) the right of Parent or its Affiliates effectively to control Seller, (B) the right of Parent or its Affiliates to acquire or hold Seller, or (C) the right of Parent to exercise full rights of ownership of Seller or (ii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the assets or operations of Seller or any of their Affiliates or Parent or any of its Affiliates.

(e)          Each party shall (i) promptly notify the other party of any written communication to that party from the Federal Trade Commission, the Antitrust Division or any other Governmental Authority relating to the transactions contemplated hereby and, subject to applicable Law, permit the other party to review in advance and comment upon any proposed written communication to any of the foregoing and (ii) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their respective Affiliates on the one hand, and any Governmental Authority on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement (including in response to any request for additional information or documents pursuant to the HSR Act).

Section 6.4.          Public Announcements. Except as otherwise provided herein, the timing and content of all announcements regarding any aspect of this Agreement, the Merger and the other transactions contemplated hereby to the financial community, Governmental Authorities, or the general public shall be mutually agreed upon in advance by Seller and Parent; provided, however, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law. Notwithstanding the foregoing, each party shall use commercially reasonable efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement. This Section 6.4 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

Section 6.5.          Consents and Waivers. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to Seller and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party promptly after receipt thereof, and copies of such notices shall be delivered to the other party promptly after the making thereof. Any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by the party seeking such consents, waivers, approvals or notices; provided however, that any such costs shall be borne by Parent only after the Closing. In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

Section 6.6.          Post-Closing Obligations of Parent and the Surviving Entity to Certain Employees.

(a)          Parent shall, or shall cause its Affiliates to, continue to provide the Transferred Employees, during the period commencing at the Effective Time and ending on the first anniversary of the date of this Agreement (or such earlier date as the applicable Transferred Employee’s employment terminates), with annual base pay, annual bonus opportunities and benefits that are no less favorable in the aggregate than those provided by Seller immediately prior to the Effective Time; provided, however, that Parent and its Affiliates shall not be required to provide equity-based compensation to the Transferred Employees. Parent shall or shall cause its Affiliates to credit Transferred Employees for services performed with Seller or its Affiliates on and prior to the Effective Time for purposes of vesting and eligibility under any employee benefit plan sponsored by Parent for which Transferred Employees become eligible, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits to any Transferred Employee with respect to the same period of service for such Transferred Employee.

(b)          Nothing in this Agreement shall restrict the ability of Parent or its Affiliates to terminate the employment of any Transferred Employee for any reason at any time after the Effective Time. Nothing in this Section 6.6 or any other provision of this Agreement shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement (including any Benefit Plan transferred to Parent or any of its Affiliates) or (ii) limit the ability of Parent or any of its Affiliates (including the Surviving Entity) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Parent or any of its Affiliates (including any Benefit Plan transferred to Parent or any of its Affiliates).

(c)          The Sellers agree to maintain in effect the tax qualified defined contribution retirement plan in which Transferred Employees currently participate (the “401(k) Plan”) in accordance with applicable law, continue to make all required contributions and distributions thereto or therefrom as and when due and take (or refrain from taking) any action otherwise necessary to preserve the tax-qualified status of the 401(k) Plan, unless the Parent, in its sole and absolute discretion, provides written notice at least ten (10) business days before the Effective Time that it desires to have the 401(k) Plan terminated. If the Parent provides such written notice, Seller shall take all action necessary to terminate the 401(k) Plan and shall provide Parent evidence that the 401(k) Plan has been terminated pursuant to resolutions of the Seller’s Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date. Seller shall take all actions necessary in accordance with all applicable Law to provide that the employees listed in Section 6.6(c) of the Disclosure Schedule cease to be employees of the Seller Entities prior to the Effective Time.

Section 6.7.          Insurance. Except as set forth in Section 6.7 of the Disclosure Schedule, during the period from and after the date hereof until the Effective Time, the Seller Agreement Parties shall cause Seller to maintain in full force and effect the policies of insurance listed in Section 4.21 of the Disclosure Schedule, subject only to variations required by the ordinary operation of their businesses, or else will obtain, prior to the lapse of any such policy, the same or, if not available upon commercially reasonable economic terms and conditions, substantially similar coverage with insurers of recognized standing and approved by Parent in advance, such approval not to be unreasonably withheld. Seller shall promptly advise Parent in advance in writing of any change of insurer or material change of type of coverage in respect of the policies listed in Section 4.21 of the Disclosure Schedule.

Section 6.8.          Proxy Statement; Parent Stockholders’ Meeting.

(a)          As promptly as practicable after the date of this Agreement, Parent shall prepare and file a proxy statement of Parent with the SEC (as such proxy statement is amended or supplemented, the “Proxy Statement”) for the purpose of soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”). As promptly as practicable after the execution of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify Seller promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide Seller and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit Seller and its counsel to review the Proxy Statement and any exhibits, amendment or supplement thereto and shall consult with Seller and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of Seller’s failure to consent is Seller’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein. Parent agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or Seller, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement.

(b)          The Proxy Statement will be sent to the stockholders of Parent as soon as practicable following its approval by the SEC for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the transactions contemplated hereby (“Parent Stockholder Approval”); (ii) the issuance and sale of shares of Parent Common Stock to the extent that such issuance requires stockholder approval under the rules of any stock exchange on which the Parent Common Stock is listed; and (iii) the adjournment of the special meeting (the matters described in clauses (i) through (iii), the “Voting Matters”).

(c)          Parent shall, as soon as reasonably practicable following the date of this Agreement, take all actions necessary to establish a record date for, duly call, give notice of and after mailing of the Proxy Statement, convene and hold the Parent Stockholders’ Meeting. For the purpose of approving the Voting Matters, and shall use its reasonable efforts to cause such meeting to occur as soon as reasonably practicable.

(d)          Seller and the Stockholders shall provide Parent, as promptly as reasonably practicable, with such information concerning the Seller Entities reasonably requested by Parent that is necessary for the information concerning the Seller Entities in the Proxy Statement and the Other Filings to comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Seller or any other information furnished in writing by Seller for inclusion in the Proxy Statement).

(e)          Subject to the fiduciary duties of its board of directors, Parent shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Transaction and the other Voting Matters, and shall otherwise use its commercially reasonable efforts to obtain the Parent Stockholder Approval.

Section 6.9.          Form 8-K Filings. Parent and Seller shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent and Seller shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Seller and its accountant (“Transaction Form 8-K”). Prior to Closing, Parent and Seller shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

Section 6.10.         No Claim Against Trust Account. Notwithstanding anything else in this Agreement, the Seller Parties acknowledge that they have read Parent’s final prospectus dated May 9, 2011 (the “Prospectus”) and understand that Parent has established the trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company (the “Trust Account”), initially set in the amount of $72,720,000, for the benefit of the stockholders of Parent who purchased shares in Parent’s initial public offering and any of their transferees and that Parent may disburse monies from the Trust Account only (i) to such stockholders in the event of the redemption of their shares or the liquidation of Parent (ii) to Parent after it consummates an initial Business Combination (as defined in the Prospectus) or (iii) to effect repurchases of up to 50% of the Parent Common Stock issued in Parent’s initial public offering . Each of the Seller Agreement Parties hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Trust Account Claim”) and hereby waives any Trust Account Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

Section 6.11.         Cash on Hand. The Seller Agreement Parties shall cause Seller to have the Required Cash at the Closing.

Section 6.12.         Non-competition; Non-solicitation.

(a)          For a period of three years commencing on the Closing Date (the “Restricted Period”), the Active Stockholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory except with respect to the Surviving Entity, Parent or their respective Subsidiaries; (ii) have an interest in any Person (other than the Surviving Entity or Parent) that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; (iii) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of this Agreement) between the Surviving Entity, Parent or their Subsidiaries and customers or suppliers of the Surviving Entity, Parent or their Subsidiaries; or (iv) solicit or attempt to solicit, directly or indirectly, any of the customers or suppliers of the Surviving Entity, Parent or their subsidiaries for the purposes of diverting business or services from the Surviving Entity, Parent or their Subsidiaries. Notwithstanding the foregoing, the Stockholders may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if any such Stockholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)          During the Restricted Period, each of the Stockholders shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Surviving Entity, Parent or their Subsidiaries or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided that nothing in this Section 6.12(b) shall prevent any of the Stockholders or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Surviving Entity, Parent or their Subsidiaries; or (ii) after 180 calendar days from the date of termination of employment, any employee whose employment has been terminated by the employee; or shall prevent the Stockholders from making a general solicitation which is not directed specifically to any of the Surviving Entity’s employees.

(c)          If any of the Stockholders breaches, or threatens to commit a breach of, any of the provisions of this Section 6.12, Parent and the Surviving Entity shall have the right and remedy to have such provision specifically enforced by any court having competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to each of Parent, the Surviving Entity or their Subsidiaries and that money damages will not provide an adequate remedy. The foregoing rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Parent and the Surviving Entity under Law or in equity.

(d)          The Stockholders acknowledge that the restrictions contained in this Section 6.12 are reasonable and necessary to protect the legitimate interests of the Surviving Entity and constitute a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.12 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.12 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.13.         Exclusivity. From the date of this Agreement until the earlier of the Closing and any termination of this Agreement, Seller will not (and Seller will not permit any Subsidiaries of Seller, their Affiliates or their Representatives) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any third party (other than Parent, the Surviving Entity and their designees) relating to the acquisition of any securities of Seller or its Subsidiaries, or any merger, recapitalization, share exchange, sale of substantial assets (other than sales in the ordinary course of business) or any similar transaction or alternative to the transactions contemplated by this Agreement or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third party (other than Parent, the Surviving Entity and their designees) to do or seek or agree to do or seek any of the foregoing. Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted on or prior to the date of this Agreement heretofore with respect to any of the foregoing.

Section 6.14.         Financing. Parent and Merger Sub shall use commercially reasonable efforts to cause sufficient commitments from financial institutions to provide credit facilities to be available to pay all amounts required to be paid by Parent and Merger Sub at Closing in order to consummate the transactions contemplated in this Agreement, (the “Financing”). The Financing shall also include a line of credit to support the working capital needs of the Surviving Entity in an amount not to be less than $5,000,000. Upon request of Parent or Merger Sub, Seller shall provide or cause to be provided reasonable cooperation and assistance to Parent or Merger Sub in connection with the arrangement of the financing contemplated by the Commitment Letter or any Alternate Financing; provided, that such requested cooperation and assistance does not unreasonably interfere with the ongoing business of Seller or any Subsidiary.

Section 6.15.         Delivery of Payoff Letters. At least two Business Days prior to the Closing Date, Seller shall deliver or cause to be delivered, to Parent a payoff letter executed by each lender of Estimated Closing Indebtedness (excluding any Estimated Closing Indebtedness that consists solely of the Transaction Expenses), effective as of the Closing Date and in form and substance reasonably satisfactory to Parent, which shall (i) indicate the total amount required to be paid to fully satisfy all obligations, fees and expenses related to the Estimated Closing Indebtedness as of the Closing Date (including any per diem or similar ticking fee), and (ii) provide for, among other things, the release, discharge, removal and termination of all Encumbrances on the assets of the Seller Entities arising under any applicable credit facility and related agreements upon payment of the amounts set forth therein (such payoff letters collectively, together with the required discharge statements, termination statements and originals of all pledged collateral to be returned to Seller and its Subsidiaries, the “Payoff Letters”). The Seller shall, and shall cause the Seller Entities to, promptly deliver all notices, terminate all commitments and take all other actions reasonably requested by Parent to facilitate the repayment in full and termination of the Estimated Closing Indebtedness and the release of any related Encumbrances, effective as of the Closing.

Section 6.16.         Transfer of Interests. Seller shall not, and no Seller Agreement Party shall cause Seller or Bizfunds to, enter into or cause any amendment, modification or termination of the Unit Purchase Agreement. Immediately following the Closing, the Seller Agreement Parties shall cause and take all actions necessary to cause all of the issued and outstanding equity interests of BizFunds to be transferred to the Surviving Entity, so that after such transfer, the Surviving Entity shall own 100% of the issued and outstanding interests of BizFunds, free and clear of all Encumbrances.

Section 6.17.         Transfer of Assets. On or before the Closing, Seller shall transfer the assets on Section 6.17 of the Disclosure Schedule to one or more Stockholders or to a Person established to hold such assets for the benefit of the Stockholders and Stockholders shall fully indemnify the Seller Entities, Parent and the Surviving Entity for all costs, including Tax costs, in connection with any such transfer pursuant to this Section 6.17.

Section 6.18.         Access.

(a)          From the date hereof until Closing, the Seller and the Stockholders shall afford promptly to the Parent and its designees and representatives reasonable access to the books, records (including accountants’ work papers) and employees of the Seller and its Subsidiaries to the extent necessary to permit the Parent in connection with Parent’s preparation to integrate the Seller and its Subsidiaries into Parent’s organization following the Closing.

(b)          From and after the Closing, Parent and the Surviving Entity (and each Subsidiary thereof), on the one hand, and the Representative, on the other hand, shall promptly afford to the other party and such other party’s designees and representatives reasonable access to the books, records (including accountants’ work papers) and employees of the Surviving Entity and its entity’s Subsidiaries to the extent necessary to permit, on the one hand, the Representative to determine any matter relating to the Representative’s or the Stockholders’ rights and obligations, or, on the other hand, the Parent’s or the Surviving Entity’s rights and obligations, in each case, hereunder or relating to any period ending before the Closing.

(c)          Notwithstanding anything to the contrary in Section 6.18(a) or (b), any such access by the parties (i) shall be during normal business hours on reasonable notice, (ii) shall not be required where such access would be prohibited by applicable Law and (iii) shall not otherwise unreasonably interfere with the conduct of the business of the party granting access. Unless otherwise consented to in writing by the Parent or Representative, as applicable, neither the Surviving Entity, any Subsidiary thereof, the Representative nor any Stockholder shall, for a period of seven (7) years after the Closing, destroy, alter or otherwise dispose of any of the material corporate, financial, Tax and accounting books and records (which shall not include e-mails) of the Surviving Entity or any Subsidiary, without first offering to surrender to the other party such books and records.

Section 6.19.         Subsequent Actions.

(a)          During the period from the date hereof to the Closing, Representative shall give prompt notice to Parent, and Parent shall give prompt notice to the Representative, of (i) the occurrence or nonoccurrence of any event which would cause any representation or warranty of any of the Seller Entities, or Parent or Merger Sub, as applicable, in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure by the Seller Entities, or Parent or Merger Sub, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder; provided, that the delivery of any notice pursuant to this Section 6.18 shall not limit or otherwise affect the remedies available hereunder to the Party to which such notice is given.

(b)          From the date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article VIII, the Seller may deliver to Parent supplements or amendments to the Disclosure Schedule with respect to any matter hereafter arising or of which any Seller Entity becomes aware after the date of this Agreement that would have been required to be set forth or described in the Disclosure Schedule (each a “Disclosure Supplement”). Subject to terms and conditions of this Section 6.18, no such notice shall be deemed to cure any breach or have any effect for the purpose of determining the inaccuracy of the Seller’s or the Stockholders’ representations and warranties for purposes of Article VII, Article IX or otherwise or Parent’s rights or remedies with respect to any such inaccuracy, regardless of whether the Closing occurs. Notwithstanding the foregoing, (i) if the Seller notifies Parent in writing at the time of the delivery of any Disclosure Supplement that events, developments or occurrences which is the subject of the Disclosure Supplement, and which first arose after the date of this Agreement or (ii) if any Parent Indemnified Party is entitled to indemnification pursuant to Section 9.2(a)(v), which in either case individually or collectively would reasonably result in aggregate Losses under Section 9.2(a)(i) and/or Section 9.2(a)(v) in excess of $5,000,000 (“Pre-Closing Losses”), then Parent shall have the right, in its sole discretion to terminate this Agreement. If Parent does not elect to terminate this Agreement prior to the Closing Date as set forth in the immediately preceding sentence, then Parent and Merger Sub shall be deemed to have irrevocably waived any right to: (a) indemnification under Section 9.2(a)(i) and/or Section 9.2(a)(v) with respect to Pre-Closing Losses in excess of $5,000,000 and (b) bring any claim for any Pre-Closing Losses in excess of $5,000,000 pursuant to Section 9.2(a)(i) and/or Section 9.2(a)(v) with respect to such Pre-Closing Losses. In the event Parent does not elect to terminate this Agreement as set forth in the penultimate sentence and the Parent Indemnified Parties have received $5,000,000 for such Pre-Closing Losses, the Cap for purposes of this Agreement shall be deemed to be $5,000,000 for any and all Losses other than the Pre-Closing Losses. For the avoidance of doubt, the foregoing shall have no effect on any Parent Indemnified Party’s right to seek indemnification under Section 9.2(a)(i) that is not disclosed to Parent prior to the Closing.

(c)          In the event the Sellers provide a notice set forth in this Section 6.18 along with a Disclosure Supplement, the Representative shall also promptly provide any additional information relating thereto as Parent may reasonably request.

Section 6.20.         Cooperation on Tax Matters. Parent, the Surviving Entity and the Representative will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Surviving Entity or any of its Subsidiaries (including by the provision of reasonably relevant records or information upon request such other party). Parent and the Surviving Entity shall permit the Representative to review and comment upon any Tax Returns that Parent or the Surviving Entity files relating to or affecting any period ending before the Closing Date. Except as otherwise required by Law, each such Tax Return shall be prepared in a manner consistent with the tax returns and accounting methods previously used by the Surviving Entity before the Closing Date. In the event of an audit or other proceeding by any Governmental Authority relating to Taxes of any Seller Entity (each a "Tax Contest"), the Parent shall control such Tax Contest and, to the extent reasonably requested by the Representative, Parent shall provide the Representative and its respective representatives with access to, and shall permit them to make copies of, the accounting and tax records and information of the Surviving Entity to the extent such records relate to Indemnifiable Taxes. In addition, notwithstanding anything herein to the contrary, the Representative and its representatives shall have the right to participate, at the sole cost of Representative, in any such Tax Contest to the extent relating to Indemnifiable Taxes and Parent and/or the Surviving Entity will not make any concession of any such Tax Contest that results in the imposition of or increase in the amount of any Indemnifiable Tax (solely as a result of such concession) without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.21.         Tax Returns.

(a)          Representative or the Seller Entities, as applicable, shall timely file, or cause to be timely filed, all Tax Returns of the Seller Entities due on or before the Closing Date and pay all Taxes shown thereon. Representative shall provide each such Tax Return to Parent at least thirty (30) Business Days prior to filing for Parent's review and comment, and Representative and the Seller Entities, as applicable, shall incorporate, or cause to be incorporated, all comments from Parent.

(b)          Parent and the Surviving Entity shall prepare, or cause to be prepared, and timely file or cause to be filed, each Tax Return of the Seller Entities, other than those described in Section 6.21(a) above. If and to the extent, any such Tax Return reflects any Indemnifiable Tax (each a “Pre-Closing Tax Return”), Parent shall provide each such Pre-Closing Tax Return to Representative at least thirty (30) Business Days prior to filing for Representative’s review and reasonable comment. Parent shall, in good faith, consider any comments from Representative to the extent they are not inconsistent with applicable Law. Seller Agreement Parties, through the Representative, shall pay to Parent the amount of any Indemnifiable Taxes reflected as due on any such Pre-Closing Tax Return at least five (5) Business Days prior to the due date thereof; except if, and to the extent, any such Indemnifiable Tax is specifically identified as an item of Indebtedness on the Final Closing Statement.

(c)          In the event that Seller has a valid S corporation election in effect (i) for U.S. federal income tax purposes or (ii) any jurisdiction listed on Section 4.17(a) of the Disclosure Schedule that, in each case, terminates upon the Closing, then the taxable year of Seller shall be treated as ending on the day before the Closing Date solely with respect to U.S. federal income tax purposes and income taxes imposed by any such jurisdiction described in clause (ii) of this Section 6.21(c) in which Seller has a valid S corporation election in effect.

Section 6.22.         Board of Directors of Parent. Subject to applicable Law, Parent shall cause to be included and to recommend in the Proxy Statement a proposal to restate its certificate of incorporation so as to increase the size of its board of directors. To the extent such proposal is adopted by the stockholders of Parent, Parent shall take all necessary action to appoint a designee provided by Seller, and consented to by Parent, such consent not to be unreasonably withheld (the “EMS Designee”), to fill such newly created vacancy and to serve as a member of the board of directors of Parent. Parent shall include the EMS Designee in its slate of nominees for election as a director at the first annual meeting of Parent’s stockholders after the Closing Date.

Section 6.23.         338(h)(10) Election. If at any point prior to the Closing, Parent determines that it desires for Seller to make an election under Section 338(h)(10) of the Code with respect to the purchase and sale of common stock of Seller pursuant to the Merger under this Agreement, the Seller Agreement Parties agree to cooperate in good faith with Parent to come to mutually agreeable terms and conditions with respect to the making of such election. The mutually agreeable terms and conditions shall contain covenants and provisions providing each of the Seller Agreement Parties protection from financial harm, losses and expenses resulting from any such election and covering additional taxes obligations to each of the Seller Agreement Parties resulting therefrom and appropriate gross up provisions to place each of the Seller Agreement Parties in a position similar to the position as if no such election was made. Notwithstanding anything herein to the contrary, in no event shall any one or more of the Stockholders or the Representative  be liable hereunder for or be required to indemnify Parent, Merger Sub, Seller or any other person for corporate level taxes of any kind or nature resulting from any election or deemed election under Section 338 of the Code or any and all similar provision of the laws of any jurisdiction and any all such taxes shall not constitute Indemnifiable Taxes for any purpose of this Agreement.  Furthermore, except as may be agreed to by the parties as permitted in this Section with respect to a Section 338(h)(10) election, no election shall be made by either party under Section 338 of the Code.

Section 6.24.         Certain Activities of Seller. The Seller Agreement Parties shall take all necessary action to cause the Seller Entities to cease providing services to, or any other relationship, with any Person engaging in the activities set forth in Item 1 of Section 4.6 of the Disclosure Schedule.

ARTICLE VII

CONDITIONS TO CLOSING AND THE MERGER

Section 7.1.          Mutual Conditions. The respective obligations of each party to this Agreement to consummate and effect Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)          No Injunction. At the Effective Time, there shall not have been issued and be in effect any Law that makes the consummation of the Merger illegal.

(b)          Waiting Periods. The waiting period (and any extension thereof) under the HSR Act and any waiting period or comparable period under similar foreign antitrust or competition laws applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

(c)          Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(d)          Parent Common Stock. Holders of less than 87.5% of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to redeem their shares in exchange for a pro rata share of the Trust Account in accordance with Parent’s restated certificate of incorporation as currently in effect.

Section 7.2.          Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and Merger Sub to the extent permitted by applicable Law:

(a)          Representations and Warranties. Other than with respect to the Seller Fundamental Representations, the representations and warranties of the Seller Agreement Parties contained in this Agreement, the Disclosure Schedule or any certificates delivered in connection with this Agreement shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) as of the date of this Agreement and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date in the manner set forth above), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Business Material Adverse Effect, and (ii) the Fundamental Representations of Seller shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) as of the date of this Agreement and as of the Closing Date immediately prior to giving effect to the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date)

(b)          Agreements and Covenants. Each of the Seller Agreement Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          Officer’s Certificate. Each of the Seller Agreement Parties shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of such Seller Agreement Party, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)          Secretary’s Certificate. The Seller Agreement Parties shall have delivered to Parent and Merger Sub:

(i)          the certificate of formation or certificate of incorporation, as applicable, of Seller, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable; and

(ii)         (A) copies of the resolutions of the board of directors or other governing body of Seller authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby; (B) the articles of incorporation and bylaws or other governing instruments of Seller; and (C) the names of the officer or officers of Seller authorized to execute this Agreement and any and all other documents, agreements and instruments contemplated herein or therein, all certified by any authorized representative of Seller to be true, correct, complete and in full force and effect as of the Closing Date.

(e)          Certain Consents. The Seller Agreement Parties shall have obtained the consents, authorizations or approvals listed on Section 7.2(e) of the Disclosure Schedule in connection with the execution and delivery of this Agreement and the consummation of the Closing hereunder, in each case in substance and form reasonably satisfactory to Parent, and no such consents, authorizations or approvals shall have been revoked.

(f)          Required Cash. Seller shall have the Required Cash and Parent and the Merger Sub shall have received a certificate to such effect from Seller signed by an authorized representative of Seller.

(g)          FIRPTA. Each Stockholder shall have delivered to Parent a duly and properly executed certification of non-foreign status, in form and substance consistent with Treasury Regulations section 1.1445-2(b), stating that Seller is not a “Foreign Person” as defined in Section 1445 of the Code.

(h)          Stockholder Certificates. The Stockholders shall have delivered certificates representing (or similar evidence of ownership of) the Existing Seller Equity, free and clear of all Encumbrances, duly endorsed in blank or accompanied by powers duly executed in blank.

(i)          Waiver and Release. Parent and Merger Sub shall have received a waiver and release of any and all claims against the Surviving Entity from the Seller Agreement Parties in substantially the form set forth on attached as Exhibit D hereto.

(j)          Payoff Letters. Seller shall have delivered to Parent the Payoff Letters pursuant to Section 6.15.

(k)          Receipt of Financing. Parent or Merger Sub shall have received the Financing.

(l)          Other Transactions. The transaction contemplated by that certain Agreement and Plan of Merger by and between Parent, JP Merger Sub, LLC, JetPay, LLC, WLES, LP. and solely for purposes of Sections 6.12 and 9.9 therein, Trent Voigt, dated as of July 6, 2012 and that certain Agreement and Plan of Merger by and between Parent, ADC Merger Sub, Inc., AD Computer Corporation, Payroll Tax Filing Services, Inc., the stockholders of each of AD Computer Corporation and Payroll Tax Filing Services, Inc., and C. Nicholas Antich as Representative, dated as of July 6, 2012, shall have been consummated at or prior to the Closing.

(m)          Transfer of Interests. All of the issued and outstanding equity interests of BizFunds shall have been transferred to Seller and Seller shall own 100% of the issued and outstanding interests of BizFunds.

(n)          Terminating Agreements. Seller shall have delivered evidence satisfactory to Parent in its reasonable discretion that the Terminating Agreements have been terminated and are of no further force and effect.

(o)          Material Adverse Effect. No Business Material Adverse Effect shall have occurred since the date of this Agreement.

(p)          Escrow Agreement. The Representative shall have executed and delivered to Parent and the Escrow Agent the Escrow Agreement.

(q)          Unit Purchase Agreement. Parent shall have received a duly and properly executed copy of the Unit Purchase Agreement in the form attached as Exhibit H hereto.

Section 7.3.          Conditions to the Obligations of the Seller Agreement Parties. The obligations of the Seller Agreement Parties to consummate Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, the Disclosure Schedule or any certificates delivered in connection with this Agreement shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) as of the date of this Agreement and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date in the manner set forth above), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect.

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          Officer’s Certificate. Parent and Merger Sub shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of each of Parent and Merger Sub, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)          Secretary’s Certificate. Parent and Merger Sub shall have delivered to the Seller Parties:

(i)          the certificate of incorporation of Parent and the certificate of incorporation of Merger Sub, in each case certified by the Secretary of State of the State of Delaware; and

(ii)         (A) copies of the resolutions of the boards of directors of Parent and the board of directors of Merger Sub, in each case authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby; (B) the bylaws of Parent and the articles of incorporation and bylaws of Merger Sub; and (C) the names of the officer or officers of Parent and Merger Sub authorized to execute this Agreement and all documents, agreements and instruments contemplated herein, all certified by an authorized representative of Parent and Merger Sub to be true, correct, complete and in full force and effect as of the Closing Date.

(e)          SEC Compliance. Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(f)          Registration Rights Agreement. Stockholders shall have received from Parent executed copies of the Registration Rights Agreement.

(g)          Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered to Representative the Escrow Agreement.

(h)          Stock Certificates. The Stockholders shall have received certificates representing the Common Stock Merger Consideration in accordance with the Stockholder Allocation.

(i)          EMS Designee. The Stockholders of Parent shall have approved the Restated Certificate and the Restated Certificate shall have been filed and become effective under the laws of the State of Delaware. Parent shall have adopted resolutions appointing the EMS Designee to serve as a member of the board of directors of Parent.

(j)          Employment Agreements. Parent shall have approved, and Seller shall have offered to enter into, employment agreements with Daniel Moenich, Leslie Pochaukas, Matthew Shepard and Merrell Sheehan on terms that include salary and benefits substantially on the terms in place on the date hereof in addition to six months’ severance.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1.          Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)          by mutual written consent of Parent and Seller;

(b)          by either Parent or Seller, if the Closing has not occurred on or before December 31, 2012 (the “Outside Date”)); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)          by either Parent or Seller, if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby;

(d)          by either Parent or Seller, if, at the Parent Stockholders’ Meeting (including any adjournments thereof), this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock as required under Parent’s restated certificate of incorporation, or the holders of 87.5% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting exercise their rights to redeem their shares of Parent Common Stock held by them in exchange for cash in accordance with Parent’s restated certificate of incorporation;

(e)          by Parent, if neither it nor Merger Sub is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of the Seller Agreement Parties contained herein become untrue or inaccurate such that Section 7.2(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(e)); or (ii) there has been a breach on the part of any Seller Agreement Party of any of their covenants or agreements contained in this Agreement such that Section 7.2(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(e)), and, in both cases (i) and (ii), such breach has not been cured within 30 days after written notice thereof to Seller, if curable; or

(f)          by Seller, if neither it nor any of the other Seller Agreement Parties is in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of Parent and the Merger Sub contained herein become untrue or inaccurate such that Section 7.3(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(f)); or (ii) there has been a breach on the part of Parent and the Merger Sub of any of their covenants or agreements contained in this Agreement such that Section 7.3(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(f)), and, in both cases (i) and (ii), such breach has not been cured within 30 days after written notice thereof to Parent, if curable.

Section 8.2.          Manner of Exercise. In the event of termination by Parent or Seller, or both, in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party by the terminating party and this Agreement shall terminate.

Section 8.3.          Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate and become void and of no force and effect, except that (i) the obligations in this Section 8.3, Section 6.10, ARTICLE IX and ARTICLE X will survive termination of this Agreement and (i) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

Section 8.4.          Waiver. At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 9.1.          Survival; Knowledge of Breach.

(a)          The representations and warranties of Seller Agreement Parties contained in this Agreement or in any certificate delivered by them pursuant hereto and the representations and warranties of Parent and the Merger Sub contained in this Agreement or in any certificate delivered by them pursuant hereto shall survive the Closing until the date that is the 18 month anniversary of the Closing Date, except for:

(i)          the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authorization), Section 4.4 (Capitalization), Section 4.7 (Title) and Section 4.22 (Brokers) (collectively, the “Seller Fundamental Representations”) and in Section 5.2 (Authorization), Section 5.5 (Brokers) and Section 5.7 (Capitalization), which shall survive indefinitely; and

(ii)         the representations and warranties set forth in Section 4.15 (Environmental Matters), Section 4.16 (Employee Benefit Matters), Section 4.17 (Taxes), Section 4.29 (Proxy Statement) and Section 5.11 (Proxy Statement) which shall survive until the date that is 60 days after the expiration of the applicable statute of limitations;

provided, however, that (x) any obligations under Section 9.2(a) and Section 9.2(b)shall not terminate with respect to any Losses as to which the Indemnified Party shall have given notice in accordance with Section 9.3 to the Indemnifying Party before the termination of the survival period set forth above, (y) the covenants and agreements contained in this Agreement to be fully performed or complied with at or prior to the Closing shall expire on the 18 month anniversary of the Closing Date and (z) each covenant and agreement contained in this Agreement to be performed or complied with after the Closing shall survive indefinitely.

(b)          The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation, or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

Section 9.2.          Indemnification.

(a)          Subject to the other limitations set forth in this ARTICLE IX, the Seller Agreement Parties agree to indemnify and hold harmless Parent, the Surviving Entity, their respective Affiliates, successors and assigns and each of their officers, directors, employees, representatives and agents (collectively, the “Parent Indemnified Parties”) without duplication against and in respect of any and all Losses of the Parent Indemnified Parties, to the extent resulting or arising from:

(i)          any breach of the representations and warranties of the Seller Agreement Parties set forth in this Agreement or any certificate delivered by them hereunder;

(ii)         any breach or non-fulfillment of, or failure to comply with, any covenant or agreement of the Seller Agreement Parties set forth in this Agreement;

(iii)        any Indemnifiable Taxes;

(iv)        the matters set forth in Section 9.2(a)(iv) of the Disclosure Schedule (the “Additional Indemnification Matters”); or

(v)         Third Party Claims made prior to Closing and arising out of the matters set forth in Section 9.2(a)(v) of the Disclosure Schedule.

(b)          Subject to the other limitations set forth in this ARTICLE IX, Parent and the Surviving Entity agree to indemnify and hold harmless the Seller Agreement Parties, their respective Affiliates, successors and assigns and each of their officers, directors, employees, representatives and agents (collectively, the “Seller Indemnified Parties”) without duplication against and in respect of any and all Losses of Seller Indemnified Parties to the extent resulting or arising from:

(i)          any breach of the representations and warranties of Parent and Merger Sub set forth in this Agreement or any certificate delivered by them hereunder; or

(ii)         any breach or nonfulfillment of, or failure to comply with, any covenant or agreement of Parent or Merger Sub set forth in this Agreement.

Section 9.3.          Method of Asserting Claims, etc.

(a)          All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 9.3. An Indemnified Party entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person (whether or not a party to this Agreement) (an “Indemnity Claim”), must notify the Indemnifying Party in writing, and in reasonable detail, of the Indemnity Claim as promptly as practicable after such Indemnified Party learns of the Indemnity Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder unless the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such written notice (the “Claim Notice”) shall to the extent reasonably possible, set forth the amount or the estimated amount thereof (which estimate shall not be conclusive of the final amount of such claim and demand) along with copies of all written evidence thereof.

(b)          If an Indemnity Claim is made against an Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of such Third Party Claim, deliver a Claim Notice to the Indemnifying Party with respect thereto; provided, however, that failure to provide such notice within the time period required shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party was actually prejudiced as a result of such failure. The Indemnifying Party shall have ten (10) days from the date of personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing whether or not it shall defend the Indemnified Party against such Third Party Claim; provided that if the Indemnifying Party assumes such defense, such written notice shall include the assumption in full of all responsibility for any Losses arising from such Third Party Claim, subject to the limitations set forth in this ARTICLE IX. Notwithstanding the foregoing, without the prior written consent of the Indemnified Party, the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim described in a Claim Notice that (i) seeks an injunction or other equitable relief as a primary remedy, (ii) relates to or arises in connection with any criminal or quasi-criminal allegation, proceeding, action, indictment or investigation, (iii) in the reasonable judgment of the Indemnified Party, is likely to result in aggregate liability that will exceed the then remaining amount of the Cap or (iv) primarily relates to a claim or demand of, or a dispute with, a material customer of Seller. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to assume the defense of a Third Party Claim, except as herein provided, the Indemnifying Party shall have the right to do so by appropriate proceedings. If the Indemnifying Party has the right to and elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence; shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim; and shall diligently pursue the resolution of such Third Party Claim. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense; provided, however, that the Indemnifying Party shall pay all reasonable fees, costs and expenses of one outside counsel (in addition to local counsel) in connection with such participation (i) if it requests the Indemnified Party to participate or (ii) if in the opinion of outside counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make joint representation of the Indemnifying Party and the Indemnified Party impermissible under applicable standards of professional conduct. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Subject to attorney-client privilege, such cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that any out-of-pocket cost incurred by the Indemnified Party in connection with such cooperation shall be at the Indemnifying Party’s expense. If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise a Third Party Claim with the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnifying Party may settle or compromise such a Third Party Claim without the prior written consent of the Indemnified Party if such settlement or compromise (x) provides solely for the payment of money by the Indemnifying Party and includes a complete and unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim and (y) does not subject the Indemnified Party to any injunctive relief or other equitable remedy. If the Indemnifying Party does not defend the Indemnified Party against a Third Party Claim for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party shall have the right to defend and settle such Third Party Claim; provided that the amount of any such Third Party Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful, shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this ARTICLE IX, provided that whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim, or consent to the entry of any judgment, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Notwithstanding anything to the contrary contained in this Section 9.3, to the extent there is any inconsistency between this Section 9.3 and Section 6.20 as to any Tax Contest, Section 6.20 shall control.

Section 9.4.          Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Loss that is indemnifiable hereunder.

Section 9.5.          Limitations on Indemnification.

(a)          Except with respect to breaches of (i) Indemnifiable Taxes, (ii) the Seller Fundamental Representations and (iii) the representations and warranties in Section 4.15 (Environmental Matters), Section 4.16 (Employee Benefit Matters), Section 4.17 (Taxes) and in Section 4.29 (Proxy Statement), the Stockholders shall not be required to indemnify or hold harmless the Parent Indemnified Parties for Losses under Section 9.2(a)(i) and Section 9.2(a)(v): (x) until the aggregate amount of all such Losses with respect to which a Claim Notice was delivered in accordance with Section 9.3 exceeds $500,000 (the “Basket Amount”), in which event the Stockholders shall be obligated to indemnify the Parent Indemnified Parties solely for amounts in excess of the Basket Amount; and (y) if the aggregate Losses of the Parent Indemnified Parties with respect to which Claim Notices were delivered in accordance with Section 9.3 exceed $10,000,000 (the “Cap”).

(b)          Notwithstanding anything in this Agreement to the contrary, except with respect to Losses resulting or arising from (i) Indemnifiable Taxes, (ii) breaches of the representations and warranties in Section 4.17 or (iii) fraud or intentional misrepresentation, the aggregate liability of the Seller Agreement Parties for Losses under Section 9.2 (a) shall not in any event exceed the Merger Consideration.

(c)          For purposes of this ARTICLE IX, the determination of Losses resulting or arising from such breach shall be made without regard to any materiality qualification (including any reference to Business Material Adverse Effect or material adverse effect).

(d)          No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of a representation, warranty or covenant by the other parties at any time. The Indemnified Parties shall have the right, irrespective of any knowledge or investigations to rely fully on the representations warranties and covenants of the Parent and Merger Sub and the Seller Agreement Parties, as applicable, contained herein.

Section 9.6.          Losses Net of Insurance, etc. Payments for any Loss for which indemnification is provided shall be net of (i) any amounts actually recovered by the Indemnified Party (which shall include a party receiving payment) pursuant to any indemnification or other agreement with any third party and (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Loss (net of any costs incurred to recover such amounts, proceeds or receipts and any increases in insurance premiums payable by the Indemnified Party attributable to such Loss); provided that the Indemnified Party shall be required to use commercially reasonable efforts to obtain all amounts described in clauses (i) – (ii) of this Section 9.6.

Section 9.7.          Source of Payment of Losses. Notwithstanding anything to the contrary contained herein, with regard to Losses which the Stockholders are required to indemnify Parent hereunder, Parent shall first set off the amount of any such Losses against the Deferred Merger Consideration, then against any payment due to the Stockholders pursuant to Section 2.9 hereof and then against any payment due to the Stockholders pursuant to Section 9.2(b) hereof. To the extent that the right of setoff provided in this Section 9.7 is sufficient to pay any Losses which the Stockholder are required to indemnify Parent hereunder, then such right of setoff shall be Parent’s sole and exclusive remedy hereunder; provided, that if such right of setoff is insufficient to satisfy any payment, Parent and the Surviving Entity may pursue any available remedy against the Stockholders in satisfaction thereof.

Section 9.8.          Sole Remedy. The parties hereto acknowledge and agree that after the Closing, the indemnities provided in Section 9.2 shall be the sole and exclusive remedy of the parties at law or in equity for any breach of representation, warranty, covenant or agreement or other claim arising out of this Agreement, provided that nothing contained herein shall limit any party’s remedies in respect of any fraud or intentional misrepresentation by any other party.

Section 9.9.          Tax Treatment. The parties hereto acknowledge and agree that any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes, except to the extent otherwise required by applicable Law.

ARTICLE X

MISCELLANEOUS

Section 10.1.          Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to Parent or Merger Sub, to:

c/o Universal Business Payment Solutions Acquisition Corporation

Radnor Financial Center

Suite F-200

Radnor, PA 19087

Attention: Chief Executive Officer

Facsimile: (877) 861-8488

with a copy (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: James A. Lebovitz, Esq.

Facsimile: (215) 994-2222

If to Seller to:

5005 Rockside Road #100

Cleveland, OH 44131

Attention : James Weiland

Facsimile: (216) 524-9833

with a copy (which shall not constitute notice) to:

Ulmer & Berne, LLP

1660 W 2nd Street Ste 1100

Cleveland, OH 44113

Attention: Frederick N. Widen, Esq.

Facsimile: (216) 583-7341

If to the Representative, to:

James Weiland

30126 St. Ives

Westlake, OH 44145

Facsimile: (440) 892-7979

with a copy (which shall not constitute notice) to:

Ulmer & Berne, LLP

1660 W 2nd Street Ste 1100

Cleveland, OH 44113

Attention: Frederick N. Widen, Esq.

Facsimile: (216) 583-7341

Section 10.2.          Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed in all other sections of the Disclosure Schedule where it is reasonably apparent on its face that the matters so disclosed are applicable to such other sections. Disclosure of any item in a section of the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Business Material Adverse Effect or a material adverse effect on the ability of any party to consummate any of the transactions contemplated hereby.

Section 10.3.          Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 10.4.          Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein; provided, however, that, all lawyers and accountants fees and expenses incurred by any party hereto in connection with the preparation, filing, amendment and distribution of the Proxy Statement and the Transaction Form 8-K shall be paid by Parent (the “Post Execution Parent Fees and Expenses”). From and after the date hereof, Parent shall pay any Post Execution Parent Fees and Expenses monthly, promptly after receipt of invoices payable by Parent hereunder. Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid, or caused to be paid, by the Seller Agreement Parties, and all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges shall be filed by the party required by Law to file them.

Section 10.5.          Governing Law. This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of the Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction, the Pennsylvania state courts located in Philadelphia, Pennsylvania, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, will be heard and determined in such a Pennsylvania federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 10.6.          Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parent Indemnified Parties, the Seller Indemnified Parties, the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 10.7.          Acknowledgements. Parent hereby acknowledges that Frederick N. Widen is signing this Agreement as trustee of the Francis J. Weiland Irrevocable Trust UTA dated 7/27/1998 and the JFW Trust UTA dated 3/23/1998 (the “Trusts”) and not in his individual capacity and, therefore, will not be bound in his personal capacity by this Agreement or any of the terms herein. Furthermore, the Stockholders hereby acknowledge that Frederick N. Widen is a trustee of the Trusts and waive any conflict of interest relating to or arising out of his acting in such capacity and his representation of Seller and the Representative in the transactions contemplated by this Agreement.

Section 10.8.          Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.9.          Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.10.         Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement). The parties acknowledge that each of the parties hereto participated in the drafting of this Agreement and the Ancillary Agreements and agree that any rule of Law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

Section 10.11.         Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 10.12.         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.5, in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.13.         Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 10.14.         Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.15.         Amendments. This Agreement may be amended, at any time prior to the Effective Time, by action taken by Parent and Seller, and after the Closing by the Representative, Parent and the Surviving Entity. This Agreement (including the provisions of this Section 10.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

Section 10.16.         Conflicts and Privilege. It is acknowledged by each of the parties hereto that Seller and the Representative have retained Ulmer & Berne LLP (“U&B”) to act as their counsel in connection with the transactions contemplated hereby and that U&B has not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of U&B for conflict of interest or any other purposes as a result thereof. Parent hereby agrees that, in the event that a dispute arises after the Closing between Parent and the Representative (on behalf of the Stockholders), U&B may represent the Representative in such dispute even though the interests of Representative may be directly adverse to Parent, the other Stockholders, the Surviving Entity or its Subsidiaries, and even though U&B may have represented the Surviving Entity or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Surviving Entity or its Subsidiaries. Parent further agrees that, as to all communications among U&B and the Surviving Entity, any Subsidiary thereof and/or the Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Representative and may be controlled by the Representative and shall not pass to or be claimed by Parent, the Surviving Entity or any Subsidiary. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Entity or any Subsidiary and a third party other than a party to this Agreement after the Closing, the Surviving Entity or such Subsidiary may assert the attorney-client privilege to prevent disclosure of confidential communications by U&B to such third party; provided, however, that neither the Surviving Entity nor such Subsidiary may waive such privilege without the prior written consent of U&B, as applicable. U&B is an intended third party beneficiary of this Section 10.16 and shall be entitled to rely on the provisions hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Transaction Agreement to be duly executed as of the day and year first above written.

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION

By:
Name:
Title:

ENZO MERGER SUB, INC.

By:
Name:
Title:

FRANCIS DAVID CORPORATION D/B/A ELECTRONIC MERCHANT SYSTEMS

By:
Name: Daniel J. Neistadt
Title: President

STOCKHOLDER:

Francis J. Weiland Irrevocable Trust UTA dated 7/27/1998, Frederick N. Widen, Trustee

By:
Frederick N. Widen, Trustee

STOCKHOLDER:

John Rahilly

STOCKHOLDER:

JFW Trust UTA dated 3/23/1998, Frederick N. Widen, Trustee

By:
Frederick N. Widen, Trustee

STOCKHOLDER:

Daniel J. Neistadt

STOCKHOLDER:

Paul Augustin O’Neil Revocable Trust U/A/D 8/20/2002, Paul Augustin O’Neil, Trustee

By:
Paul Augustin O’Neil, Trustee

STOCKHOLDER:

Margaret S. Weiland Revocable Trust UTA dated 10/20/2004, Margaret S. Weiland, Trustee

By:
Margaret S. Weiland, Trustee

STOCKHOLDER:

By:
David Andrew Weiland

REPRESENTATIVE

By:
James Weiland, Sellers’ Representative

ANNEX A

List of Stockholders

Class A Stockholders:

1.	Francis J. Weiland Irrevocable Trust UTA dated 7/27/1998, Frederick N. Widen, Trustee

2.	John Rahilly

Class B Stockholders:

1.	John Rahilly

2.	Margaret S. Weiland Revocable Trust UTA dated 10/20/2004, Margaret S. Weiland, Trustee

3.	JFW Trust dated 3/23/1998, Frederick N. Widen, Trustee

4.	David Andrew Weiland

5.	Daniel J. Neistadt

6.	Paul Augustin O’Neil Revocable Trust U/A/D 8/20/2002, Paul Augustin O’Neil, Trustee

ANNEX B

STOCKHOLDER ALLOCATION

Shareholder	Class A	Class B	Total	Percent

Frederick N. Widen, Trustee of the JFW Trust UTA dated 3/23/1998	0	2,404.500	2,404.500	76.676992

Frederick N. Widen, Trustee of the Francis Weiland Trust UTA dated 7/27/1998	25.500	0	25.500	0.813168

Margaret S. Weiland, Trustee of the Margaret Weiland Revocable Trust UTAD 10/20/2004	0	90.000	90.000	2.870006

David Andrew Weiland	0	30.000	30.000	0.956669

John Rahilly	4.500	461.382	465.882	14.856490

Paul Augustin O’Neil Revocable Trust U/A/D August 20, 2002	0	30.000	30.000	0.956669

Daniel J. Neistadt	0	90.000	90.000	2.870006

	30.000	3,105.882	3,135.882	100.000000